Exhibit 2.1

ASSET PURCHASE AGREEMENT

Between

SHELL OFFSHORE INC.

(“Seller”)

and

W&T OFFSHORE, INC.

and

W & T ENERGY VI, LLC

(“Purchaser”)

Offshore United States of America

TABLE OF CONTENTS

SECTION 1 - DEFINITIONS / EXHIBITS			4
1.1	Affiliate(s):		4
1.2	Agreement:		4
1.3	Assumed Obligations:		4
1.4	BOE:		4
1.5	Closing:		5
1.6	Effective Time:		5
1.7	Environmental Law:		5
1.8	Exhibits:		5
1.9	Known/Knowledge:		5
1.10	Lease:		6
1.11	Net Revenue Interest:		6
1.12	Oil & Gas Interests:		6
1.13	Operator:		6
1.14	Retained Obligations:		6
1.15	Seller Group		6
1.16	Working Interest:		6
1.17	Other Definitions:		7

SECTION 2 - PURCHASE AND SALE			7
2.1	Purchase and Sale of Assets:		7
	2.1.1	Lease(s):	7
	2.1.2	Associated Interests:	8
	2.1.3	Wells:	8
	2.1.4	Platforms, Pipelines, & Facilities:	8
	2.1.5	Easements:	8
	2.1.6	Contract Rights:	8
	2.1.7	Business Records:	8
	2.1.8	Seismic:	9
2.2	Excluded Assets:		9
	2.2.1	Licensed Data; Seller’s IP:	9
	2.2.2	Trade Accounts and Causes of Action:	10
	2.2.3	Third Party Equipment:	10
	2.2.4	Other Excluded Assets:	10
2.3	Assets Subject to Existing Agreements and Legal Requirements:		10
2.4	Purchase Price:		10
2.5	Qualified Intermediary:		11

SECTION 3 - TITLE TO AND CONDITION OF OIL AND GAS INTERESTS			11
3.1	Purchaser’s Data Review:		11
3.2	Preferential Rights and Consents to Transfer:		12

SECTION 4 - CLOSING			13
4.1	Closing:		13
4.2	Operations before Closing:		14

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4.3	Post Closing Obligations:		14
	4.3.1	Recording & Filing:	14
	4.3.2	Change of Operator:	15
	4.3.3	Notices to Third Parties:	15
	4.3.4	Property Records:	15
	4.3.5	Use of Name:	16
	4.3.6	Marketing of Droshky and Marlin/Dorado Production	16
	4.3.7	SEC Sec. 210.3-05:	16

SECTION 5 - GENERAL REPRESENTATIONS AND WARRANTIES			17
5.1	Seller’s Representations & Warranties:		17
5.2	Purchaser’s Representations & Warranties:		18

SECTION 6 - ACCOUNTING FOR REVENUE & EXPENSES			20
6.1	Adjustments:		20
	6.1.1	Final Accounting:	20
	6.1.2	Notice to Remitters of Proceeds:	21
6.2	Allocation of Tax Liabilities:		21
6.3	Balancing:		22

SECTION 7 - PURCHASER’S OBLIGATIONS			22
7.1	Purchaser’s Assumed Obligations:		22
	7.1.1	Exclusions:	23
7.2	Plugging and Abandonment of Wells, Removal of Facilities:		24
7.3	Environmental Obligations:		24
	7.3.1.	Exclusions:	25

SECTION 8 - DISCLAIMER OF OIL & GAS INTERESTS			25
8.1	SALE “AS IS, WHERE IS”		25
8.2	DISCLAIMER REGARDING WARRANTIES:		26
8.3	DISCLAIMER REGARDING INFORMATION:		27
8.4	DISCLAIMER REGARDING ASBESTOS AND NORM:		27
8.5	DISCLAIMER AS TO TITLE TO OIL AND GAS INTERESTS:		28
8.6	CONSPICUOUSNESS:		28

SECTION 9 - INDEMNIFICATION			28
9.1	Indemnification:		28
9.2	Seller’s Maximum Liability:		31

SECTION 10 - ADMINISTRATIVE PROVISIONS			31
10.1	Expenses of Sale:		31
10.2	Third Party Rights:		31
10.3	Further Actions:		32
10.4	Assignment:		32
	10.4.1	Assignment of Agreement:	32
	10.4.2	Further Assignment of Oil and Gas Interests:	32
10.5	Notices:		32
10.6	Public Announcements:		33
10.7	Time Limits:		33

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10.8	Compliance with Laws & Regulations:		34
10.9	Applicable Law:		34
	10.9.1	DTPA Waiver:	34
10.10	Arbitration:		34
10.11	Severance of Invalid Provisions:		36
10.12	Construction & Interpretation:		36
	10.12.1	Headings for Convenience:	36
	10.12.2	Gender & Number:	36
	10.12.3	Independent Representation:	36
	10.12.4	Section References:	36
10.13	Integrated Agreement:		37
10.14	Binding Effect:		37
10.15	Multiple Counterparts:		37
10.16	Fair Notice Disclosure Statement:		37
10.17	Guaranty of Obligations		37

TABLE OF EXHIBITS

Exhibit 1	Description of Leases and Other Oil & Gas Interests
Exhibit 2A	Form of Assignment of Record Title Interest
Exhibit 2B	Form of Bill of Sale
Exhibit 2C	Form of Assignment of Overriding Royalty Interest
Exhibit 2D	Form of Assignment of Federal OCS Pipeline Right-of-Way
Exhibit 3	Excluded Property
Exhibit 4	Form of Non-Foreign Affidavit
Exhibit 5	Form of Attornment Letter
Exhibit 6	Purchase Price Allocation
Exhibit 7	Form of Transitional Operating Services Agreement (Tahoe)
Exhibit 8	Form of Preferential Rights Escrow Agreement
Exhibit 9	Form of Partial Assignment of Main Pass 290 Agreement
Exhibit 10	Abandonment Security
Exhibit 11	Seismic Map

SCHEDULES

Schedule 5.1(e)	Knowledge of Violations

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is dated November 3, 2010, by and between SHELL OFFSHORE INC. , a Delaware corporation (“Seller”), the address for which is 701 Poydras Street, New Orleans, Louisiana 70161, W & T Energy VI, LLC (“WTE”), a Delaware limited liability company, the address for which is Nine Greenway Plaza, Suite 300, Houston, Texas 77046, and W&T Offshore, Inc. (“W&T”), a Texas corporation, the address for which is Nine Greenway Plaza, Suite 300, Houston, Texas 77046. W&T and WTE are collectively referred to herein as “Purchaser”. Seller and Purchaser are sometimes separately referred to as a “Party” and are sometimes collectively referred to as “Parties”.

WHEREAS, subject to the terms and conditions set forth in this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Oil & Gas Interests, as defined herein.

NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, Purchaser and Seller agree as follows:

SECTION 1 - DEFINITIONS / EXHIBITS

The following terms as used in this Agreement shall have the definitions set forth below:

1.1	Affiliate(s):

Means any person that (a) controls, either directly or indirectly, a Party, or (b) is controlled, directly or indirectly, by such Party, or (c) is, directly or indirectly, controlled by a person that directly or indirectly controls such Party, for which purpose “control” shall mean the right to exercise fifty percent (50%) or more of the voting rights in the appointment of the directors or similar representation of a person, and for which purpose and for the purpose of other provisions of this Agreement, and “person” shall mean any individual, corporation, government, partnership, company, group, authority, association, joint venture, enterprise, trust or other entity.

1.2	Agreement:

Means this Asset Purchase Agreement together with its attached Exhibits and Schedules and the operative conveyances and Closing documents, all of which are incorporated into this Agreement for all purposes and as fully as if set forth in the text of this Agreement.

1.3	Assumed Obligations:

Means those responsibilities, obligations, claims and liabilities assumed by Purchaser under Section 7 hereof, subject to the exclusions set forth therein.

1.4	BOE:

Means the U.S. Bureau of Ocean Energy Management, Regulation, and Enforcement, or any predecessor or successor agency.

1.5	Closing:

Means the execution of this Agreement by the Parties and, simultaneously, (i) the execution and delivery of the operative conveyances and other closing documents evidencing this transaction, and (ii) the payment of the Purchase Price to Seller, and any other amounts to be paid at Closing pursuant to the terms of this Agreement.

1.6	Effective Time:

Means 7:00 a.m. local time where the Oil & Gas Interests are located on September 1, 2010.

1.7	Environmental Law:

Means all applicable federal, state or local laws and regulations concerning or relating to the pollution, protection or restoration of the environment, including, but not limited to, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act and the Oil Pollution Act of 1990, as such laws have been and may be amended, replaced or substituted from time to time and all regulations, orders, rulings, directives, requirements and ordinances promulgated thereunder.

1.8	Exhibits:

Attached hereto and forming an integral part of this Agreement are Exhibits 1 through 10 which are individually described as follows:

Exhibit 1	Description of Leases and Other Oil and Gas Interests
Exhibit 2A	Form of Assignment of Record Title Interest
Exhibit 2B	Form of Bill of Sale
Exhibit 2C	Form of Assignment of Overriding Royalty Interest
Exhibit 2D	Form of Assignment of Federal OCS Pipeline Right-of-Way
Exhibit 3	Excluded Property
Exhibit 4	Form of Non-Foreign Affidavit
Exhibit 5	Form of Attornment Letter (Enterprise Gas Processing dedication)
Exhibit 6	Purchase Price Allocation
Exhibit 7	Form of Transitional Operating Services Agreement (Tahoe)
Exhibit 8	Form of Preferential Rights Escrow Agreement
Exhibit 9	Form of Partial Assignment of Main Pass 290 Agreement
Exhibit 10	Form of Abandonment Security
Exhibit 11	Seismic Map

1.9	Known/Knowledge:

Whenever a statement regarding the existence (or absence) of any fact in this Agreement is qualified by a phrase such as “to such Party’s Knowledge”, “Known to such Party,” or “had actual Knowledge”, the Parties intend that the only information to be attributed to such Party is information actually known to (a) the person in the case of an individual or (b) in the case of a corporation (or other business entity), a current officer or manager who devotes substantial attention to matters of such nature during the ordinary course of his or her employment. Unless otherwise specifically provided in this Agreement, no Party is represented or obligated to have undertaken a separate investigation in connection with the transaction contemplated in this Agreement to determine the existence (or absence) of any statement or representation qualified by a phrase such as “to such Party’s Knowledge”, “Known to such Party” or “had actual Knowledge”.

1.10	Lease:

Means the oil and gas leases (or portion(s) thereof) identified in Exhibit 1 attached hereto.

1.11	Net Revenue Interest:

Means the aggregate fractional or percentage ownership of Seller, immediately prior to the Effective Time, of the right to receive hydrocarbon production (either in-kind or the share of proceeds from sales of hydrocarbon production) from the applicable Leases (excluding non-consent operations), after the deduction of all burdens upon a Lease such as lessor’s royalty on production. Net Revenue Interests are shown in Exhibit 1 strictly as an accommodation to the Purchaser, but are not warranted as being accurate.

1.12	Oil & Gas Interests:

Means all of Seller’s interest in those certain Leases and other oil and gas leasehold estates or interests, as set forth in Exhibit 1, together with Seller’s ownership and other interests in rights of way, wells, platforms, facilities, the Bud Pipeline, pipeline laterals and other property located on the Leases, or an easement on another lease and related exclusively to the Leases, all as described in Section 2.1, but excluding the Excluded Assets described in Section 2.2.

1.13	Operator:

Means the person, designated or approved as Operator of any of the Oil & Gas Interests under the terms of the applicable joint or unit operating agreement, if any, or by the appropriate government agency.

1.14	Retained Obligations:

Means those obligations retained by Seller pursuant to Sections 7.1.1 and 7.3.1.

1.15	Seller Group

Means any Affiliate of Seller, and the directors, officers, employees, agents and representatives of Seller or any Affiliate of Seller.

1.16	Working Interest:

Means the aggregate fractional or percentage record title interest and operating rights of Seller in and to each Lease or other oil and gas interest immediately prior to the Effective Time by virtue of which Seller has the right to conduct the operations contemplated by a Lease. Working Interests are shown in Exhibit 1 strictly as an accommodation to the Purchaser, but are not warranted as being accurate.

1.17	Other Definitions:

In addition, the following terms are defined in this Agreement in the Section so identified.

Defined Term	Definition found in Section:
Accounting Notice	6.1.1(a)
Accounting Referee	6.1.1(b)
Claim Notice	9.1(c)
CPR Data Exchange	10.10 3.1
Deductible Dispute	9.1(c)(iii) 10.10
Environmental Obligations	7.3
Excluded Assets	2.2
Final Accounting	6.1.1(a)
Final Accounting Date	6.1.1(a)
Indemnified Party	9.1(d)
Indemnifying Party	9.1(d)
Losses	9.1(a)
Notice Period	9.1(d)
Preliminary Accounting	6.1
Purchase Price	2.4
Purchaser Amounts	6.1
Rules	10.10
Seller Amounts	6.1
Texas DTPA	10.9.1

SECTION 2 - PURCHASE AND SALE

2.1	Purchase and Sale of Assets:

Seller agrees to sell and Purchaser agrees to purchase, for the consideration recited and upon the terms and conditions contained in this Agreement, the Oil & Gas Interests. As an accommodation to W&T, Seller agrees to convey all or a designated portion of the Oil & Gas Interests to WTE, subject to the terms and condition contained in this Agreement. In such event, all references herein to Purchaser herein shall mean W&T and WTE, jointly, severally, and in solido. Except for the Excluded Assets listed in Section 2.2 below, upon Closing, Seller shall sell, assign and deliver to Purchaser all of Seller’s right, title and interest in, to and under all of the Oil & Gas Interests, including the following assets; and

2.1.1	Lease(s):

All of Seller’s right, title, and interest comprising all Working Interest and Net Revenue Interest in each Lease, or portion thereof, and other interests in oil and gas described in Exhibit 1 (provided that Seller does not warrant the accuracy of the Working Interest and Net Revenue Interest percentages shown on Exhibit 1, nor does the recitation of such percentages limit the Oil & Gas Interests being conveyed) and all rights, privileges and obligations appurtenant to each Lease, including without limitation record title interest, operating rights, working interest, overriding royalty interests, carried interests, net profits interests, and any other interests of a similar nature; and

2.1.2	Associated Interests:

All of Seller’s rights and obligations in any unit in which a Lease is included, or arising from any cooperative agreement, well slot use agreement, platform ownership agreement or construction and operating agreement and any agreement similar to the foregoing, to the extent that these rights arise from and are associated with a Lease or other Oil & Gas Interests, including without limitation, all rights derived from any operating agreement, unit agreement or other agreement or from any declaration or order of any governmental body; and

2.1.3	Wells:

All of Seller’s right, title and interest in all wells located on a Lease (or lands unitized with a Lease), including without limitation (i) all oil, gas or condensate wells and wellbore(s) (whether producing, not producing or temporarily or permanently abandoned) and (ii) all water source, water injection and other injection and disposal wells and systems; and

2.1.4	Platforms, Pipelines, & Facilities:

All of Seller’s right, title and interest in all platforms, facilities, the Bud Pipeline, gathering systems, equipment, fixtures, inventory, spare parts, tools and other personal property (but excluding personal computers and peripheral computer equipment and telecommunications equipment unless purchased for the joint account under a joint operating account applicable to a Lease), but only if (i) located on a Lease or lands unitized therewith or located on a third party’s property by reason of a cooperative agreement, well slot use agreement, platform ownership agreement, right of use agreement, or construction and operating agreement or similar agreement, and (ii) used or dedicated exclusively to operations on a Lease or lands unitized therewith; and

2.1.5	Easements:

All of Seller’s right, title and interest in all easements, rights of way, licenses, permits, servitudes, surface leases and similar interests exclusively applicable to or exclusively used in operating a Lease, Oil & Gas Interests, or the wells, platforms or pipelines described above, including but not limited to those listed on Exhibit 1, to the extent assignable or transferable; and

2.1.6	Contract Rights:

All of Seller’s right, title and interest in the contracts and contractual rights, obligations and interests, to the extent assignable or transferable, insofar as relating to any Lease, and those other contracts and contractual rights, obligations and leases related to any of the Oil & Gas Interests and identified on Exhibit 1 hereto; and

2.1.7	Business Records:

Originals, photocopies or other images of all lease files, land files, well files, well information, well data bases, production records, monthly platform product and/or producer imbalance statements and supporting documentation from inception of production, division order files, abstracts, title opinions and contract files, pertrophysical studies and support data, seismic and reprocessed data, and other geological and geophysical data in Seller’s possession insofar as they directly relate to a Lease or lands unitized therewith or other interests included in the Oil & Gas Interests (but excluding any internal valuations, price forecasts, interpretive data or documentation, privileged or confidential information, information or records that are subject to any third party license or secrecy agreement that may restrict Seller’s ability to disclose or transfer such information or records, or documents that relate solely to any Retained Obligation). Where the electronic version of the relevant well data desired by Purchaser is held by a third party vendor, Purchaser will be solely responsible for the cost to obtain same from the vendor; provided, Seller shall use its commercially reasonable efforts to assist Purchaser; and

2.1.8	Seismic:

Originals, photocopies or other images of all proprietary geophysical, geological and/or seismic data and maps in Seller’s possession, in electronic format if available, insofar as they directly relate to a Lease or lands unitized therewith or other interests included in the Oil & Gas Interests, including without limitation, all processing, reprocessing and derivative products and all rights therein, but excluding (i) internal valuations, price forecasts, interpretive data or documentation, (ii) privileged or confidential information, (iii) information or records that are subject to any third party license or secrecy agreement that may restrict Seller’s ability to disclose or transfer such information or records, (iv) documents that relate solely to any Retained Obligations, and (v) regional geological and geophysical interpretation and information beyond the Leases.

Where the electronic version of the relevant data desired by Purchaser is held by a third party vendor, Purchaser shall have the right to obtain a copy of said relevant data from the third party vendor to the extent that Purchaser can demonstrate that it has a license or other right to the underlying data set or derivations derived therefrom on which the reprocessing is based, and that transfer of such reprocessing will not violate the terms of Seller’s license agreement or to the extent that they may be lawfully assigned or licensed by Seller to Purchaser without cost to Seller. Further, Seller agrees to use commercially reasonable efforts to obtain consent from BP Exploration & Production Inc. (“BP”) to assign its rights to Purchaser under that certain Reprocessed Data Right-of-Use Agreement between BP and Seller dated October 5, 2006.

Seller and Purchaser agree that the map outline of the area of survey to be provided to Purchaser is the same as those maps included as Exhibit 11 to this Agreement. With regard to Seller’s internally reprocessed 3D survey data, Seller shall issue a non-exclusive sub-license to Purchaser for the relevant seismic products, including stacks, migrated volumes, partial stacks (near, mid, far) and gathers in the agreed format and media, provided Purchaser bears the sole cost and expense of such formatting. Purchaser hereby acknowledges that the seismic data in this Section 2.1.8 is an image or model of the real earth and may not depict or serve as an accurate representation of the same. Notwithstanding any provision to the contrary in this Agreement, Seller shall not be liable for well results that may differ from the seismic image(s).

2.2	Excluded Assets:

The assets to be assigned and conveyed under this Agreement do not include (collectively, the “Excluded Assets”):

2.2.1	Licensed Data; Seller’s IP:

Seismic, geological, or geophysical data owned by or licensed from third parties (unless Purchaser can demonstrate that it has a license or other right to such data) or subject to a confidentiality obligation in favor of a third party or any of Seller’s or Seller’s Affiliates’

intellectual property, software, patents, trademarks, logos or service marks used in developing or operating a Lease; and

2.2.2	Trade Accounts and Causes of Action:

Except as set forth in Article 6.3, accounts receivable, tax, contract, insurance premium or other refunds, income or revenue, deposits, insurance or condemnation proceeds or awards, rights with respect to operations or claims and causes of action in favor of Seller (including, without limitation, any joint operating, BOE, unit operating agreement or Seller Affiliate overriding royalty audit claims), any of which are attributable to Seller’s ownership of the Oil & Gas Interests prior to the Effective Time; and

2.2.3	Third Party Equipment:

Any leased equipment or other third party equipment and property that may be located on a Lease, pipelines, fixtures, and equipment which belong to third parties such as lessors, purchasers and transporters of hydrocarbons, and pipelines or other assets belonging to Affiliates of Seller; and

2.2.4	Other Excluded Assets:

Those assets owned by Seller listed on Exhibit 3 hereof, entitled “Excluded Property”.

2.3	Assets Subject to Existing Agreements and Legal Requirements:

The sale of the Oil & Gas Interests to Purchaser will be made subject to (and Purchaser agrees to accept the Oil & Gas Interests subject to) any and all reservations, exceptions, limitations, contracts, assignments, subleases, farmout agreements, joint or unit operating agreements, letter agreements, production processing or handling agreements, pooling or unitization agreements, easements, rights-of-way and all other agreements or instruments (i) that are of record as of the Effective Time with the BOE or any applicable Secretary of State or parish or county office, or (ii) that have been made available to Purchaser for its review prior to Closing, or are referred to therein, or (iii) that are listed on Exhibit 1, or (iv) of which Purchaser has actual or constructive knowledge, including, without limitation, any matter included or referenced in materials made available to Purchaser by Seller or other party with the legal right to provide the same.

2.4	Purchase Price:

The total purchase price for the Oil & Gas Interests shall be THREE HUNDRED NINETY-FIVE MILLION ($395,000,000.00) United States Dollars (the “Purchase Price”) payable to Seller at Closing and subject to adjustments as provided for in Section 6 hereof. The payment of the Purchase Price shall be made by Purchaser at Closing by one or more electronic transfers of immediately available funds to such bank accounts as instructed by Seller in the Preliminary Accounting.

For the purpose of making the requisite filings under the applicable provisions of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, Seller and Buyer agree to allocate the Purchase Price, as adjusted as provided herein, to individual properties, and further to allocate the purchase price and any liabilities assumed by Buyer under this Agreement, all as set forth in Exhibit 6.

2.5	Qualified Intermediary:

Seller and Purchaser hereby agree that this transaction or any portion thereof may be completed as a like-kind exchange and that each Party will assist in completing the sale as a like-kind exchange. As a like-kind exchange, Seller and Purchaser agree that Purchaser, in lieu of the purchase of the Oil & Gas Interests from Seller for the cash consideration provided herein, shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the U.S Internal Revenue Service Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. Likewise, Seller shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose. In the event either Party assigns its rights under this Agreement pursuant to this Section 2.6, such Party agrees to notify the other Party in writing of such assignment at or before Closing. If Seller assigns its rights under this Agreement for this purpose, Purchaser agrees to (i) consent to Seller’s assignment of its rights in this Agreement in the form reasonably requested by the Qualified Intermediary, and (ii) pay the Purchase Price (as may be adjusted under the terms of this Agreement) for the Oil & Gas Interests into a qualified escrow or qualified trust account at Closing as directed in writing. If Purchaser assigns its rights under this Agreement for this purpose, Seller agrees to (i) consent to Purchaser’s assignment of its rights in this Agreement in the form reasonably requested by the Qualified Intermediary, (ii) accept the Purchase Price (as may be adjusted under the terms of this Agreement) for the Oil & Gas Interests from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to Purchaser the Oil & Gas Interests which are the subject of this Agreement upon satisfaction of the other conditions to Closing and other terms and conditions hereof. Seller and Purchaser acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary shall not release either Party from any of their respective liabilities and obligations to each other under this Agreement, and that neither Party represents to the other that any particular tax treatment will be given to either Party as a result thereof. Seller shall defend, indemnify and hold Purchaser and its affiliates harmless from and against all claims, expenses (including reasonable attorney’s fees), loss and liability resulting from Purchaser’s participation, at Seller’s request, in any exchange undertaken pursuant to this Section 2.5, except where due to Purchaser’s acts or omissions inconsistent with its obligations under this Section 2.5.

SECTION 3 - TITLE TO AND CONDITION OF OIL & GAS INTERESTS

3.1	Purchaser’s Data Review:

Purchaser acknowledges it has had the opportunity (i), to the extent Seller was able to provide it, to conduct site visit(s) of the Oil & Gas Interests, (ii) the opportunity to review lease, land contract and regulatory files in Seller’s possession that relate to the Oil & Gas Interests, (iii) the opportunity to ask questions related to the Oil & Gas Interests of managers and employees of Seller and its Affiliates, and (iv) to review drafts of the Exhibits and Schedules to this Agreement (collectively referred to as the “Data Exchange”). Purchaser represents and warrants that it has identified to Seller any facts or circumstances which have come to Purchaser’s attention as a result of the Data Exchange or otherwise that suggest to Purchaser that there may be an environmental defect or a title defect with respect to any of the Oil & Gas Interests. ACCORDINGLY, PURCHASER WAIVES FOR ALL PURPOSES ALL OBJECTIONS ASSOCIATED WITH THE CONDITION (ENVIRONMENTAL, PHYSICAL, CONTRACTUAL OR OTHERWISE) OF THE PROPERTIES, OR ASSOCIATED WITH THE TITLE TO THE OIL & GAS INTERESTS.

3.2	Preferential Rights and Consents to Transfer:

(a) In the event any portion of the Oil & Gas Interests are burdened with a preferential right held by a third party to purchase such Oil and Gas Interest, (a “Pref Right”) then the conveyance or transfer of that portion of the Oil & Gas Interests shall be subject to the terms and provisions of Section 3.2(b) hereof. Seller shall not be liable to Purchaser by reason of any inability or failure to obtain any such waiver of a Pref Right, which shall be handled as a post-Closing matter. The agreed allocation of a portion of the Purchase Price to any portion of the Oil & Gas Interests burdened with a Pref Right is set forth on Exhibit 6.

(b) For any portion of the Oil & Gas Interests that is burdened by a Pref Right (a “Burdened Interest” and, collectively, the “Burdened Interests”), subject to the provisions of any applicable operating agreement, the amount allocated for such Burdened Interest pursuant to Section 3.2(a) (the “Allocated Amount”), together with executed transfer documentation with respect to such Burdened Interest (a “Transfer Document” and, collectively, the “Transfer Documents”), shall be held in escrow pursuant to the terms of this Section 3.2(b) and the Escrow Agreement attached hereto as Exhibit 8 (the “Escrow Agreement”). Seller shall within five (5) days after the Closing notify the holder(s) of the Pref Rights of the execution, and provide the holder(s) with a copy of this Agreement. If the Pref Right for a Burdened Interest is waived, the Escrow Agent shall pay the Allocated Amount to the Seller (or its Qualified Intermediary or other assignee) and deliver the Transfer Document to Purchaser. If the Pref Right for a Burdened Interest is exercised, the Escrow Agent shall pay the Allocated Amount plus interest as provided in the Escrow Agreement to the Purchaser and return the Transfer Document to the Seller. Seller shall defend, indemnify, and hold harmless Purchaser from and against any liability or expense incurred as a direct result of being a party to the Escrow Agreement, except where due to Purchaser’s acts or omissions inconsistent with its obligations under Sec. 3.2(c) of this Agreement or the Escrow Agreement; it being intended that Purchaser shall incur no greater liability or expense as a direct result of being a party to the Escrow Agreement than if it had not paid the Allocated Amount until the waiver of the Pref Rights and delivery of the Transfer Documents.

(c) The Parties acknowledge and agree that for federal, and relevant state and local, income tax purposes, the transfer of all Burdened Interests from Seller to Purchaser is intended to be a completed purchase and sale transaction (subject, if applicable, to Internal Revenue Code Section 1031 treatment should either Party assign its rights to a Qualified Intermediary pursuant to Section 2.5 hereof) effective on the Closing Date regardless of whether a holder exercises a Pref Right with respect to one or more Burdened Interests. If a holder exercises a Pref Right with respect to a Burdened Interest, then Purchaser shall be treated as selling such Burdened Interest back to Seller for the Allocated Amount in a separate and distinct purchase and sale transaction (the “Re-Transfer Transaction”) for federal, and relevant state and local, income tax purposes.

Consistent with the foregoing, Purchaser shall be treated as the tax owner of any Burdened Interest as to which a Pref Right is exercised for the period from the Closing Date through the date on which the Allocated Amount for such Burdened Interest is returned to Purchaser (the “Re-Transfer Date”); provided, however, that the Effective Time for any such Re-Transfer Transaction shall also be September 1, 2010 so that (i) notwithstanding Section 4.2 hereof, in the event of the Re-Transfer Transaction, Seller shall not be deemed to have operated such Burdened Interest, or caused such Burdened Interest to be operated for the benefit of Purchaser for the period from the Effective Time to the Closing and (ii) Purchaser shall be deemed to have operated, such Burdened Interest, or caused such Burdened Interest to be operated, at Seller’s sole risk and for the account of Seller for the period from the Closing to the Re-Transfer Date in a manner consistent with that described in Section 4.2 hereof. The Parties further acknowledge and agree that the Transfer Documents are being held in escrow under the Escrow Agreement solely for the following purposes: (i) as a security device to ensure that Purchaser transfers back to Seller any Burdened Interest as to which a Pref Right is exercised and (ii) for the purpose of administrative convenience and to avoid duplicate filing, recording and other costs in the event a Pref Right is exercised.

(d) For any portion of the Oil & Gas Interests for which consent to assignment is required, the same will be handled as a post-Closing matter. Seller shall within five (5) days after the Closing notify the holder of the consent right of the execution of this Agreement and request consent to the transfer of the applicable Oil & Gas Interest. Seller shall use all commercially reasonable efforts to obtain the relevant consents but shall not be liable to Purchaser by reason of any inability or failure to obtain the same.

SECTION 4 - CLOSING

4.1	Closing:

The following shall take place at the Closing:

(a) Seller and Purchaser shall execute and deliver the assignments on the forms which are attached as Exhibit 2(A-D).

(b) Purchaser shall pay to Seller by wire transfer an amount equal to the Purchase Price, as adjusted by the Preliminary Accounting, subject to the provisions of Article 3.2 above.

(c) Purchaser and Seller shall execute the Non-Foreign Affidavit, the Purchase Price Allocation, the Transitional Operating Services Agreement (Tahoe), the Preferential Rights Escrow Agreement, and the Partial Assignment of the Main Pass 289 LOPS as set forth in Exhibits 4, 6, 7, 8 and 9, respectively.

(d) Purchaser shall execute the Attornment Letter, the form of which is attached as Exhibit 5.

(e) Purchaser and Seller shall execute such other remaining documents, certificates, instruments or agreements which are contemplated by the transaction described herein or deemed necessary or appropriate by the Parties.

Upon Purchaser’s completion of its Closing obligations, subject to Article 3.2 and the provisions of the Transition Operating Services Agreement, Seller shall deliver to Purchaser exclusive possession of the Oil & Gas Interests as of the Closing. Notwithstanding any other provision of this Agreement, the failure of Purchaser to deliver at Closing all of the Purchase Price, as adjusted as contemplated above, shall entitle Seller to withhold all conveyancing documents until such time as it has received the full consideration for the conveyance. This right shall be in addition to all other rights and remedies that Seller may have under this Agreement or at law or in equity.

No agreement to be executed and delivered at the Closing, or action to be taken at the Closing, shall be effective until all such agreements have been executed and delivered or actions have been taken, and all such agreements and actions shall be deemed to be effective concurrently.

4.2	Operations before Closing:

As Closing will occur subsequent to the Effective Time, Seller will continue to operate the Oil & Gas Interests, or cause the Oil & Gas Interests to be operated, as appropriate, at Purchaser’s sole risk and for the account of Purchaser, from the Effective Time until Closing. In no event shall Seller have any liability to Purchaser for any Losses sustained or liabilities incurred in the conduct of such activities, except such as may result from Seller’s willful misconduct. ACCORDINGLY, WITHOUT LIMITING THE FOREGOING, PURCHASER RELEASES SELLER AND EACH MEMBER OF SELLER GROUP FROM ANY LIABILITY FOR SELLER’S OR SUCH SELLER GROUP MEMBER’S OWN NEGLIGENCE, INCLUDING SELLER’S OR SELLERS GROUP MEMBER’S SOLE, CONTRIBUTORY, OR GROSS NEGLIGENCE, IN ANY CAPACITY, OR FROM ANY LIABILITY TO PURCHASER EXISTING BY OPERATION OF STATUTE OR UNDER STRICT LIABILITY, ARISING OUT OF, CONNECTED WITH OR RELATED TO, SELLER’S OPERATION, OWNERSHIP OR CONTROL OF THE OIL AND GAS PROPERTIES UNTIL THE CLOSING DATE.

4.3	Post Closing Obligations:

Upon condition that the Closing shall have occurred, Seller and Purchaser agree to perform the following post-Closing obligations:

4.3.1	Recording & Filing:

Upon the later of (i) thirty (30) days after Closing, or ten (10) days after expiration or exercise of any applicable preferential rights, Purchaser shall, at its expense (i) file or record, or re-file and re-record, as necessary, the conveyancing documents with the BOE and (ii) file or record, or re-file and record, as necessary, for approval with the BOE and any other applicable governmental agencies all state and federal transfer and assignment documents for the Oil & Gas Interests. Purchaser shall provide a copy of same, including recording date, to Seller and any other contract parties requiring the same. Subject to the provisions of Exhibit 10, Purchaser further covenants to take all such actions and provide such information as may be reasonably required by the BOE or any other appropriate governmental agencies in order to ensure the approval of the assignments of the Oil & Gas Interests from Seller to Purchaser, including but not limited to the filing of any bonds, supplemental bonds, guarantees, or other security.

Until the governmental approvals with respect to the assignments are obtained, however, the following shall apply:

(a) As necessary, Seller shall continue to hold record title to the Oil & Gas Interests as nominee for the Purchaser;

(b) Purchaser’s indemnity under Section 9.1(a)(ii) shall include any and all Losses of any kind or character relating to the Oil & Gas Interests after Closing;

(c) As necessary, Seller shall act with respect to the Oil & Gas Interests as Purchaser’s nominee, but shall be authorized to act only upon and in accordance with Purchaser’s specific written instructions; and

(d) The foregoing notwithstanding. if the necessary BOE approvals for the transfer of the Leases are not received on or before April 30, 2012, then either Party shall have the option to rescind this transaction such that (i) Seller shall return to Purchaser the full Purchase Price paid hereunder, (ii) Purchaser shall reconvey to Seller the Oil & Gas Interests, and (iii) Seller, and not Purchaser, shall be entitled to all revenues and bear all costs associated with the operation of the Oil & Gas Interests from the Effective Date through April 30, 2012.

4.3.2	Change of Operator:

Subject to the provisions of Exhibit 10, where Seller is the designated Operator of a Lease, Purchaser shall promptly file all appropriate forms, declarations or bonds with federal and state governmental agencies relative to Purchaser’s assumption of operations, if applicable, from Seller. Purchaser shall also take all actions necessary to qualify as a successor Operator to Seller under any applicable joint operating agreement (subject to the terms of that operating agreement). Seller makes no representation or warranty or provides any assurance that Purchaser shall succeed Seller as operator of any portion of the Oil & Gas Interests; provided that Seller shall reasonably cooperate with Purchaser in respect of Purchaser’s efforts to become Operator of the portion of the Oil & Gas Interests relating to the Tahoe Field. The Tahoe Oil & Gas Interests are more fully described in Exhibit 1.

4.3.3	Notices to Third Parties:

Purchaser shall notify all lessors, royalty owners, operators, non-operators, purchasers of production, other contract parties and governmental agencies that Purchaser has purchased the Oil & Gas Interests and has assumed liability for their continued operation from and after the Closing. Purchaser and Seller shall execute all transfer orders, division orders, joinders and ratifications necessary to transfer payment of the proceeds from the sale of production from the Oil & Gas Interests as of the Effective Time to Purchaser.

4.3.4	Property Records:

Within the later of sixty (60) days after (i) Closing, or (ii) ten (10) days after termination of the TOSA, as defined below, at the cost of Purchaser, Seller shall deliver to Purchaser legible photocopies or other images of original copies (or at Seller’s option, original records) of the property and business records specified in Section 2.1.7 of this Agreement (subject to the limitations contained in this Agreement). If Seller retains any original records, Purchaser shall have the right to review (and copy at Purchaser’s expense) such original records during Seller’s normal business hours. Seller shall reasonably co-operate with any special requests of Purchaser for re-formatting or re-imaging of any of the records and data to be provided to Purchaser, but the costs of any such re-formatting or re-imaging shall be paid by Purchaser. Purchaser shall retain any original records delivered, and Seller shall retain any such original records not delivered to Purchaser for a period of seven (7) years from the Effective Time. Seller reserves the right to access (and copy at Seller’s expense) all original records delivered for a period of seven (7) years from the Effective Time (and Purchaser agrees to grant Seller access to the records during Purchaser’s normal business hours). In the event that Seller or Purchaser wishes to destroy any original books or records in its possession or in the possession of any of its Affiliates prior to such date, such Party shall give not less than sixty (60) days notice to the other Party and such other Party shall have the right, at its own expense, during reasonable business hours, to remove such books and records and to keep possession of same. After the seventh anniversary of the Effective Time, each Party will retain (and may destroy) such books and records in accordance with such party’s customary record retention practices. If Purchaser transfers any portion of Oil & Gas Interests, Purchaser shall ensure that this records retention obligation shall continue as its assignee’s obligation.

4.3.5	Use of Name:

On or before ninety (90) days after the end of the Transition Period as defined in the Transition Operating Services Agreement (“TOSA”), Purchaser will remove, or cause to be removed, from the platforms and facilities pertaining to the Oil & Gas Interests, the name, logo and service mark of Seller and all variations and derivations thereof, and will not thereafter make use thereof.

4.3.6	Marketing of Droshky and Marlin/Dorado Production

Seller shall be responsible for (i) all accounting and administrative services associated with pipeline nominations, marketing and transportation of production for the Droshky Override (more fully described in Exhibit 1) and Marlin/Dorado (more fully described in Exhibit 1) production until and through January 31, 2011 and (ii) corresponding accounting services and support for same, including but not limited to volume allocation under Key Agreements (as defined in the TOSA), revenue distribution and royalty payments, joint venture billing, and billing and handling of vendor invoices, in each case until January 31, 2011. Thereafter Purchaser shall perform those services and be solely responsible therefor.

4.3.7	SEC Sec. 210.3-05:

(a) Seller shall, and shall cause its officers, employees, independent auditor and other advisors (collectively, “Representatives”) to, cooperate with Purchaser, its affiliates and their Representatives in connection with the preparation and audit of any financial statements relating to the assets of Seller acquired by Purchaser pursuant to this agreement (the “Acquired Assets”) that may be required to be filed by Purchaser or its affiliates with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, or to be filed with, or provided to, any other regulatory authority or pursuant to any other applicable law.

(b) In connection with the preparation and audit of any financial statements as contemplated in clause (a) above, Seller agrees to make available to Purchaser and its affiliates and their Representatives true, correct and complete copies of (1) any and all books, records, information and documents that are attributable to the Acquired Assets that are in Seller’s possession as may be required by Purchaser and its affiliates in order for Purchaser and its affiliates to prepare such financial statements in accordance with the requirements of Regulation S-X under the Securities Act, and (2) any documentation attributable to the Acquired Assets required to complete any audit associated with such financial statements.

(c) Without limiting the generality of the foregoing, Seller shall, and shall cause its Representatives to, cooperate with the independent auditor of Purchaser and its affiliates in connection with any audit of any financial statements relating to the Acquired Assets that Purchaser or any of its affiliates requires in connection with such audit, including without limitation, to execute any representation letters that may be required to be delivered in connection with such audit.

(d) For a period of five years following the Closing, Seller shall, retain all books, records, information and documents in its possession that may be necessary in connection with the preparation and audit of financial statements with respect to the Acquired Assets.

(e) Purchaser shall reimburse Seller for its reasonable out-of-pocket costs, including fees of its independent auditor, including general and administrative expenses, incurred by Seller in complying with the provisions of this Section 4.3.7. Seller will seek to have the independent auditor for any audit required relating to the Acquired Assets utilize the same hourly rate that Seller would expect for comparable work.

SECTION 5 - GENERAL REPRESENTATIONS AND WARRANTIES

5.1	Seller’s Representations & Warranties:

The disclosure by Seller of any matter shall not imply the existence of any representation, warranty, undertaking or assurance by Seller not expressly given in this Agreement, nor shall it serve to extend the scope of any representation or warranty. A disclosure on one Schedule shall be deemed a disclosure for purposes of all representations and warranties given by Seller under this Agreement.

Seller represents and warrants to Purchaser, that as of the date of this Agreement:

(a) Organization. Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to carry on its business in the states of Louisiana, and Texas, and in the outer continental shelf of the United States.

(b) Validity of Agreement. Seller has the corporate power to carry on its business as presently conducted, to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations under this Agreement and the other agreements and documents contemplated hereby. This Agreement constitutes a valid and binding obligation of Seller, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and other similar laws affected creditor’s rights and to principles of equity. This Agreement (and all closing documents) are or will be executed by authorized officers, attorneys-in-fact or agents of Seller.

(c) No Conflict. This Agreement, and the execution and delivery hereof by Seller, does not, and the consummation of the transaction contemplated hereunder will not, violate any provision of, or constitute a default under, the charter or by-laws of Seller or, any law or regulation to which Seller is subject or, any provision of any agreement, indenture, mortgage, lien, lease, instrument, order, arbitration award, judgment, or decree to which Seller is a party or by which it or any of the Oil & Gas Interests are bound, except that no representation or warranty is made by Seller with respect to any preferential right to purchase all or any part of the Oil & Gas Interests or any required approval or consent to transfer all or any part of the Oil & Gas Interests.

(d) Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated or threatened against Seller.

(e) Compliance with BOE Regulation: Except as set forth on Schedule 5.1(e), to Seller’s Knowledge, as of the date hereof, Seller is not in violation of any applicable laws, regulations, rules or orders, where such non-compliance would materially and adversely affect the value to Purchaser or operation or ownership of the Oil & Gas Interests, or the production therefrom.

(f) Litigation: There is no claim, dispute, suit, action, investigation or other proceeding pending before any court or governmental agency or, to Seller’s Knowledge, overtly threatened against Seller or any Affiliate of Seller which would diminish the value or impede the operation of any Oil & Gas Interest, in each case in any material respect, or which challenges the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(g) Taxes: To Seller’s Knowledge, all ad valorem, property, production, excise, severance, windfall profit and similar taxes and assessments payable by Seller with respect to the Oil & Gas Interests and based on or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom have been or will be timely paid.

(h) Contracts: To Seller’s Knowledge, Exhibit 1 hereto sets forth all of the following contracts: (i) any agreement or contract for the sale, exchange, transportation, storage, balancing, dedication of or calls on hydrocarbon production or other disposition of hydrocarbons produced from or attributable to the Leases; (ii) any agreement of or binding upon Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Leases after the Effective Date, other than conventional rights of reassignment arising in connection with a company’s surrender or release of any of the Leases; and (iii) any unit or joint operating agreements, participation agreements, pooling agreements or agreements with respect to areas of mutual interest affecting any of the Leases.

5.2	Purchaser’s Representations & Warranties:

Purchaser represents and warrants to Seller, that as of the date of this Agreement:

(a) Organization. W&T is a corporation duly organized, validly existing and in good standing under the laws of Texas and is duly qualified to carry on its business in the states of Texas and Louisiana and in the outer continental shelf of the United States. WTE is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to carry on its business in the states of Texas and Louisiana and in the outer continental shelf of the United States.

(b) Validity of Agreement. Purchaser has the corporate power to carry on its business as presently conducted, to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations under this Agreement and the other agreements and documents contemplated hereby. This Agreement constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and other similar laws affected creditor’s rights and to principles of equity. This Agreement (and all closing documents) are or will be executed by authorized officers, attorneys-in-fact or agents of Purchaser.

(c) No Conflict. This Agreement, and the execution and delivery hereof by Purchaser, does not, and the consummation of the transaction contemplated hereunder will not, violate any provision of, or constitute a default under, the charter or by-laws of Purchaser or, any law or regulation to which Purchaser is subject or, any provision of any agreement, indenture, mortgage, lien, lease, instrument, order, arbitration award, judgment, or decree to which Purchaser is a party or by which it or any of the Oil & Gas Interests are bound.

(d) Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated or threatened against Purchaser or to Purchaser’s Knowledge, any direct or indirect shareholder of Purchaser that is an Affiliate of Purchaser.

(e) Receipt of Data: Purchaser has had the opportunity to perform due diligence on the Oil & Gas Interests, which includes physical inspection(s), environmental assessment(s), reviewing well data and other files requested by Purchaser, making inquiries of Seller and performing all necessary tasks involved in evaluating the Oil & Gas Interests.

(f) Independent Evaluation: Purchaser is an experienced and knowledgeable investor and operator in the oil and gas business and is experienced with the usual and customary practices of producers such as Seller. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Oil & Gas Interests, relying upon Purchaser’s own legal, financial, engineering and technical expertise and advisors. ACCORDINGLY, PURCHASER ACKNOWLEDGES THAT SELLER HAS NOT MADE, NOR HAS ANY MEMBER OF THE SELLER GROUP NOR ANY PERSON ACTING ON BEHALF OF SELLER, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY (OTHER THAN THOSE EXPRESS LIMITED REPRESENTATIONS AND WARRANTIES MADE IN SECTION 5 OF THIS AGREEMENT RELATING TO THE OIL & GAS INTERESTS), WHETHER EXPRESS OR IMPLIED, AT COMMON OR CIVIL LAW, BY STATUTE OR OTHERWISE.

(g) No Securities Distribution: Purchaser intends to acquire the Oil & Gas Interests for Purchaser’s own benefit and account and not with a view of making any distribution of any part thereof, within the meaning of the Securities Act of 1933, as amended.

(h) BOE/Other Qualification: Purchaser (i) has complied or will comply with all BOE or other regulatory bonding requirements and (ii) is unaware of any fact or circumstance that would preclude or inhibit the unconditional approval by the BOE or any other applicable governmental agency, federal or state, of Seller’s assignment of the Oil & Gas Interests to Purchaser, or Purchaser’s qualification as an operator of these oil and gas leases, as applicable, in the outer continental shelf of the Gulf of Mexico.

(i) Knowledge of Breach: Purchaser in unaware of any fact or circumstance that constitutes a breach by Seller of the representations or warranties of Seller set forth in Section 5.1.

SECTION 6 - ACCOUNTING FOR REVENUE & EXPENSES

6.1	Adjustments:

All hydrocarbon production revenues and expenses (including without limitation, Lease rental or maintenance expenses, overhead charged in the manner provided for in applicable joint or unit operating agreements, capital expenditures, royalties, overriding royalties, and other payments out of production, but excluding all non-cash charges attributable to depletion, depreciation, bad debt losses, lease abandonment, or similar amounts), produced from or attributable to any part of Oil & Gas Interests and relating to the period prior to the Effective Time shall be owned by and borne by Seller (“Seller Amounts”) and all similar hydrocarbon production revenues and expenses, produced from or attributable to the Oil & Gas Interests, which relate to the period on and after the Effective Time, shall be owned by and borne by Purchaser (“Purchaser Amounts”). Prior to Closing, Seller shall furnish Purchaser with a good faith estimated accounting (“Preliminary Accounting”), prepared in a manner consistent with Seller’s past accounting practices, showing on an accrual basis the estimated Seller’s Amount and estimated Purchaser’s Amount, subject to final adjustment as provided in Section 6.1.1.

6.1.1	Final Accounting:

(a) Seller and Purchaser shall use all reasonable efforts to accomplish a single final accounting and cash adjustment for the period between the Effective Time and the Closing no later than one hundred twenty (120) days after Closing to accomplish the purposes of Section 6.1 and of this Agreement (“Final Accounting”). Seller shall prepare the Final Accounting and submit it to Purchaser for acceptance. To the extent reasonably required by Seller, Purchaser shall assist in the preparation of the Final Accounting. Purchaser shall have the right to audit the Final Accounting. The Parties’ failure to complete the Final Accounting shall not constitute a waiver of the right to receive any amount otherwise due. The Final Accounting shall become final and binding upon the Parties and payable thirty (30) days after receipt thereof by Purchaser (the “Final Accounting Date”) unless Purchaser gives written notice of its desire to audit or of its disagreement (an “Accounting Notice”) to Seller prior to such date. Time is of the essence with respect to the Accounting Notice. Any Accounting Notice that sets out a disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If an Accounting Notice is received by Seller in a timely manner, then, following any requested audit, the Final Accounting (as revised in accordance with clause (i) or (ii) below) shall become final and binding on the Parties and any amounts due shall be payable by the earlier of thirty (30) days after (i) the date Seller and Purchaser agree in writing with respect to all matters as to which there is a disagreement or (ii) the date on which the Accounting Referee issues its decision.

(b) During one hundred twenty (120) days following the date of receipt by Seller of an Accounting Notice which requests an audit, Seller shall make available the necessary records to permit the audit and Seller and Purchaser shall attempt (in good faith) to resolve in writing any differences that they may have with respect to all matters specified in the Accounting Notice or discovered in the audit. If, at the end of such one hundred twenty (120) day period, Seller and Purchaser have not reached agreement on such matters, pursuant to this Section, the matters that remain in dispute shall be submitted to a neutral accountant (the “Accounting Referee”) for review and final binding resolution. The Accounting Referee shall be a certified public accountant who is an employee or partner of a recognized independent public accounting firm. All determinations and adjustments with respect to allocating items to the period before or after the Effective Time shall be in accordance with generally accepted accounting principles, consistently applied and this Agreement. The Accounting Referee shall render a decision resolving the matters in dispute within fifteen (15) days following their submission to the Accounting Referee. Seller and Purchaser shall each be responsible for one-half of the fees and expenses of the Accounting Referee.

(c) If a Party receives any proceeds or pays any additional expenses for or on behalf of the other Party, it shall promptly invoice the other Party for such expenses (who shall promptly pay such invoice) or remit to the other Party the proceeds received (to the extent such amounts had not been previously accounted for in the Final Accounting).

6.1.2	Notice to Remitters of Proceeds:

After the notice is given as provided in Article 4.3.3, to the extent that any remitter pays revenues to the incorrect Party, that Party shall promptly remit such revenues (without interest) to the correct Party.

6.2	Allocation of Tax Liabilities:

All taxes (except state or federal income taxes) pertaining to the Oil & Gas Interests or production from the Oil & Gas Interests and similar obligations are Seller’s responsibility where attributable to the period prior to the Effective Time and Purchaser’s responsibility where attributable to the period after the Effective Time (regardless of when assessed on the Oil & Gas Interests). To the extent possible, amounts relating to such taxes shall be included in the Final Accounting. Each Party shall be responsible for its own state or federal income taxes or franchise taxes. After the Effective Time, each Party shall supply the other Party all information and documents reasonably necessary to comply with tax and financial reporting requirements and audits.

6.3	Balancing:

Purchaser and Seller agree that the imbalances described below will be settled between the Parties by a cash payment from Seller to Purchaser, in accordance with the following:

i.	Tahoe (as more fully described in Exhibit 1): Seller is overproduced 15,367 MMBTU as of August 31, 2010, For purposes of this agreement, “MMBTU” shall mean one million British thermal units, which is equivalent to one dekatherm.

ii.	Droshky (as more fully described in Exhibit 1): Seller is overproduced 15,887 MMBTU as of August 31, 2010,

iii.	Marlin/Dorado (as more fully described in Exhibit 1): Seller is overproduced 129,000 MMBTU as of August 31, 2010; and

iv.	There are no other existing imbalances as of the Effective Time (production or pipeline).

Accordingly, the Final Accounting shall provide for a credit to the Purchase price. As to the imbalances described above, and all other imbalances, excluding those pertaining to the BOE Royalty in Kind program, Purchaser is hereby assigned and conveyed, and shall assume the rights and obligations of Seller in and to, all such imbalances, as of the Effective Time, and fully release, indemnify, and hold harmless Seller in connection therewith. The accuracy of the volumes and prices above stated, and the other provisions of this Section 6.3, shall be subject to Purchaser’s audit rights under Section 6.1.1. Balances will be valued under the terms of the applicable contract; however, in lieu of a valuing mechanism the parties agree to use a weighted average during the period when the imbalance occurred.

SECTION 7 - PURCHASER’S OBLIGATIONS

7.1	Purchaser’s Assumed Obligations:

After the Closing, but with effect from the Effective Time, and subject to Section 7.1.1, Purchaser shall assume and perform all of the rights, duties, obligations and liabilities of ownership of the Oil & Gas Interests, as follows (all of which, subject to Section 7.1.1, shall constitute the “Assumed Obligations”):

(a) All liabilities, duties and obligations that arise from the ownership or operation of the Oil & Gas Interests after the Effective Time; and

(b) The express and implied obligations, conditions and covenants under the terms of each Lease, other instruments in the chain of title, the contracts, agreements, instruments and orders listed on Exhibit 1, and all other contracts, agreements, instruments and orders to which the Oil & Gas Interests are subject; and

(c) Responsibility for compliance with all applicable laws, regulations, ordinances, rules and orders and the procurement and maintenance of all permits and bonds required by governmental authorities relating to the Oil & Gas Interests after the Effective Time; and

(d) Responsibility for royalties, overriding royalties, net profits interests, rentals, shut-in payments and all other burdens, charges or encumbrances to which the Oil & Gas Interests are subject and which are attributable to the period after the Effective Time; and

(e) The responsibility for proper accounting for and disbursement of production proceeds for the Oil & Gas Interests attributable to periods after the Effective Time;

(f) The responsibility for any and all claims for personal injury or death or damage to property arising directly or indirectly from or incident to the use, occupation, ownership, operation or maintenance of any of the Oil & Gas Interests, or the condition thereof, whether prior to, on or after the Effective Time, except to the extent that such claims arise from Seller’s ownership or operation of the Oil & Gas Interests prior to the Effective Time and are asserted by third parties in writing against Seller or Purchaser within eighteen months after the Closing; and

(g) The responsibility to properly plug, abandon and restore the Oil & Gas Interests, as provided in Section 7.2, the Environmental Obligations, as provided in Section 7.3, and all other obligations assumed by Purchaser under the terms of this Agreement.

Except as otherwise expressly stated to the contrary herein, Purchaser assumes full responsibility and liability for the Assumed Obligations without regard to whether the obligation (1) relates to an Oil & Gas Interest as to which Purchaser is not the operator or (2) relates to the period of time before the Effective Time, or (3) relates to any period of time during which Seller was not an owner or the operator of the Oil & Gas Interests.

7.1.1	Exclusions:

Purchaser shall not assume or be responsible for and the Assumed Obligations shall not include (and Seller shall assume or be responsible for) (i) contractual payments by Seller due and owing prior to the Effective Time, (ii) tax obligations due as of the Effective Time to the interest of Seller covering Seller’s period of ownership, (iii) mortgages or materialman’s, mechanics, repairman’s, employee’s, contractor’s, operator’s or other similar liens in existence as of the Effective Time created by, through or under Seller, (iv) underpayments or failure to pay royalties, overriding royalties, and other lease burdens due by Seller on or under the Leases which are attributable to periods prior to the Effective Time, (v) responsibility for claims for personal injury or death, arising directly or indirectly from or incident to the use, occupation, ownership, operation or maintenance of the Oil & Gas Interests, or the condition thereof, to the extent that such claims arise from Seller’s ownership or operation of the Oil & Gas Interests prior to the Effective Time and are asserted in writing against Seller or Purchaser within eighteen months after the Closing Date; (vi) responsibility for the exclusions from the Environmental Obligations described in Section 7.3.1; (vii) any accounting or payments due to third parties for hydrocarbon production (or the proceeds from the sale thereof) or processing attributable to the period of time prior to the Effective Time; or (viii) plug and abandonment of any existing wells drilled off or connected to Main Pass 252 platforms and all other present or future obligations related to said wells that arise by contract, lease term, applicable law or demands governmental agencies.

7.2	Plugging and Abandonment of Wells, Removal of Facilities:

Upon and after Closing, Purchaser assumes full responsibility and liability for all plugging, abandonment and restoration obligations with respect to the Oil & Gas Interests, regardless of whether such obligations relate or are attributable to the ownership or operation of the Oil & Gas Interests prior to or after the Effective Time, and including, but not limited to, the obligation to:

(i)	plug and abandon (or re-plug) any and all oil, gas or condensate wells and wellbore(s) (whether producing, not producing or abandoned or plugged prior to or after the Effective Time), water source, water injection and other injection and disposal wells and systems located on each Lease (or lands pooled with a Lease); and

(ii)	remove and dispose of all structures, equipment and facilities, including but not limited to, platforms, templates, pipelines, and all flowlines; and

(iii)	restore each Lease and wellsite(s) associated with the Oil & Gas Interests, including the surface, sea floor and subsurface; and

(iv)	cleanup and dispose of any equipment or materials contaminated with NORM; and

(v)	perform all other obligations related to the foregoing that arise by contract, lease terms, applicable law or demands of governmental agencies;

all to be performed in a good and workmanlike manner and in accordance with lease obligations and the rules, regulations, and requirements of any governmental authority having jurisdiction thereof, and in accordance with all obligations, express or implied, in any contract assumed by Purchaser. Purchaser agrees to pay all costs and expenses associated with any such plugging and abandoning, removal, restoration and other obligations under Article 7.2. For purposes of clarity, the Parties jointly acknowledge that the obligations in Section 7.2(i) do not apply to any wells drilled off or connected to Main Pass 252 platforms, but that the obligations in Section 7.2(ii) include removal of all remaining conductors attached to the MP 252 Platforms to below the mud line in accordance with applicable regulations.

7.3	Environmental Obligations:

In addition, except as provided in Section 7.3.1, upon and after Closing, Purchaser assumes full responsibility and liability for the environmental condition of the Oil & Gas Interests (“Environmental Obligations”), including without limitation, claims arising out of the following circumstances, conditions, occurrences, events and activities on or related to the Oil & Gas Interests, regardless of whether occurring, or arising or resulting from any acts or omissions of Seller or any other person prior to the Effective Time or the condition of the Oil & Gas Interests when acquired:

(a) Environmental pollution or contamination, including pollution or contamination of the soil, seafloor, subsurface, sea, groundwater or air by hydrocarbons, brine, hazardous wastes, hazardous substances, asbestos, NORM or otherwise;

(b) Underground injection activities and waste disposal onsite;

(c) Clean-up responses, and the cost of remediation, control, assessment or compliance with respect to land and water surface, sea floor, and subsurface pollution;

(d) Disposal on or about the Oil & Gas Interests of any hazardous substances, wastes, materials, and products generated by or used in connection with the ownership or operation of the Oil & Gas Interests; and

(e) Compliance or noncompliance with, or satisfaction of remedies provided under, any Environmental Law.

7.3.1.	Exclusions:

Purchaser’s Environmental Obligations do not include (and Seller shall assume or be responsible for) the following, provided that none of the following shall be deemed to include any obligations set forth under Section 7.2:

(a) Any criminal or civil fines (including as may be assessed in connection with the Incidents of Non-Compliance listed on Schedule 5.1(e)) or criminal penalties that may be levied against Seller by any court or regulatory authority for any violation of any laws, rules or regulations in connection with the ownership or operation of the Oil & Gas Interests before the Closing; and

(b) Transportation and disposal offsite from the Oil & Gas Interests before the Effective Time of any hazardous substances, wastes, or NORM generated by or used in connection with the ownership or operation of the Oil & Gas Interests before the Effective Time; and

(c) Any claim by a third party, including any governmental agency, under Environmental Laws, that arose, accrued, and is attributable to the ownership or operation of the Oil & Gas Interests prior to the Effective Time, and which is asserted within eighteen (18) months of the Effective Time, based upon Environmental Laws as in effect as of the Effective Time, subject further to the provisions of Article 9.1. It is agreed and understood, moreover, that this exclusion and Seller’s indemnity obligations with respect to the same under this Agreement shall be limited only to claims asserted against Purchaser by third parties, including governmental agencies.

SECTION 8 - DISCLAIMER OF OIL & GAS INTERESTS

8.1	SALE “AS IS, WHERE IS”

PURCHASER REPRESENTS THAT IT HAS INSPECTED OR HAS OR WILL BE GIVEN THE OPPORTUNITY TO INSPECT THE OIL & GAS INTERESTS AND AGREES TO ACCEPT AS OF THE EFFECTIVE TIME THE PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN “AS IS-WHERE IS” BASIS SUBJECT TO THE TERMS OF THIS AGREEMENT. PURCHASER ACKNOWLEDGES ALSO THAT PHYSICAL CHANGES IN THE OIL & GAS INTERESTS OR ADJACENT LANDS MAY HAVE OCCURRED AS A CONSEQUENCE OF THE OIL AND GAS DRILLING, PRODUCTION AND RELATED OPERATIONS CONDUCTED ON THE LEASES. THE OIL & GAS INTERESTS MAY CONTAIN UNPLUGGED OR IMPROPERLY PLUGGED WELLS, WELLBORES OR BURIED

PIPELINES OR OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT NOW BE KNOWN TO SELLER OR BE READILY APPARENT FROM A PHYSICAL INSPECTION OF THE PROPERTY.

PURCHASER RELEASES SELLER AND EACH MEMBER OF SELLER GROUP FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE OIL & GAS INTERESTS AS OF THE EFFECTIVE TIME (OTHER THAN AS MAY BE PROVIDED FOR UNDER THIS AGREEMENT) WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO THE NEGLIGENCE, FAULT, OR STRICT LIABILITY OF SELLER OR ANY MEMBER OF SELLER GROUP, AND WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH SELLER’S OWNERSHIP OF THE OIL & GAS INTERESTS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES BEFORE OR AT THE EFFECTIVE TIME. WITHOUT LIMITING THE ABOVE, PURCHASER WAIVES ANY RIGHT, EXCEPT TO THE EXTENT PROVIDED FOR IN THIS AGREEMENT, TO RECOVER FROM SELLER OR ANY MEMBER OF SELLER GROUP AND FOREVER RELEASES AND DISCHARGES SELLER AND EACH MEMBER OF SELLER GROUP FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, (INCLUDING WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE OIL & GAS INTERESTS AT THE EFFECTIVE TIME OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE ENVIRONMENTAL LAW, WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, SELLER’S OWNERSHIP OF THE OIL & GAS INTERESTS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES AT OR PRIOR TO THE EFFECTIVE TIME, AND WHETHER OR NOT ATTRIBUTABLE TO THE STRICT LIABILITY OF SELLER OR ANY MEMBER OF SELLER GROUP OR TO THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE OF SELLER OR ANY MEMBER OF SELLER GROUP, EVEN IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ANY MEMBER OF SELLER GROUP PRIOR TO CLOSING.

8.2	DISCLAIMER REGARDING WARRANTIES:

PURCHASER ACKNOWLEDGES THAT NONE OF SELLER, ANY MEMBER OF SELLER GROUP, OR ANY PERSON ACTING ON BEHALF OF SELLER, HAS MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE OIL & GAS INTERESTS (INCLUDING, WITHOUT LIMITATION, (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS

FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY SHALL BE CONVEYED TO PURCHASER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS PURCHASER DEEMS APPROPRIATE AND PURCHASER WILL ACCEPT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

8.3	DISCLAIMER REGARDING INFORMATION:

SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND PURCHASER HEREBY WAIVES, AND ACKNOWLEDGES THAT NONE OF SELLER, ANY MEMBER OF SELLER GROUP, OR ANY PERSON ACTING ON BEHALF OF SELLER, HAS MADE, AND PURCHASER IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR OTHER ASSURANCE RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR VERBAL) NOW, HERETOFORE, OR HEREAFTER FURNISHED TO PURCHASER BY OR ON BEHALF OF SELLER OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

8.4	DISCLAIMER REGARDING ASBESTOS AND NORM:

PURCHASER ACKNOWLEDGES THAT SOME OILFIELD PRODUCTION EQUIPMENT INCLUDED WITHIN THE OIL & GAS INTERESTS MAY CONTAIN ASBESTOS AND/OR NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). PURCHASER SPECIFICALLY ACKNOWLDEDGES THAT NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLBORES, MATERIALS AND

EQUIPMENT AS SCALE OR IN OTHER FORMS, AND THAT WELLS, MATERIALS AND EQUIPMENT INCLUDED WITHIN THE OIL & GAS INTERESTS AND/OR LOCATED ON A LEASE MAY CONTAIN NORM AND NORM-CONTAINING MATERIAL MAY HAVE BEEN DISPOSED OF ON OR OFF OF A LEASE. PURCHASER UNDERSTANDS THAT, INASMUCH AS THE PRESENCE ASBESTOS AND/OR NORM MAY CONSTITUTE A HEALTH HAZARD, SPECIAL SAFETY AND HANDLING PROCEDURES MAY BE REQUIRED FOR THE REMOVAL AND DISPOSAL OF ASBESTOS AND NORM FROM THE OIL & GAS INTERESTS IF AND WHERE SUCH MAY BE FOUND.

8.5	DISCLAIMER AS TO TITLE TO OIL & GAS INTERESTS:

SELLER SHALL CONVEY SELLER’S INTERESTS IN AND TO THE OIL & GAS INTERESTS TO PURCHASER WITHOUT ANY WARRANTY OF TITLE, EXPRESS OR IMPLIED, EXCEPT BY, THROUGH, OR UNDER SELLER. SELLER DOES NOT MAKE OR PROVIDE (AND SELLER HEREBY EXPRESSLY DISCLAIMS) AND PURCHASER HEREBY WAIVES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR OTHER ASSURANCES CONCERNING THE DESCRIPTION OF THE OIL & GAS INTERESTS, WORKING INTERESTS OR NET REVENUE INTERESTS.

WITH RESPECT TO THE SURFACE LEASES, EASEMENTS, RIGHTS-OF-WAY AND PERMITS FOR ANY PIPELINES OR FACILITIES COMPRISING A PORTION OF THE OIL & GAS INTERESTS, SELLER EXPRESSLY DISCLAIMS AND PURCHASER HEREBY WAIVES, ALL WARRANTIES AND REPRESENTATIONS THAT SELLER OWNS THE SURFACE LEASES, EASEMENTS, RIGHTS-OF-WAY AND PERMITS; THAT THEY ARE IN FORCE AND EFFECT; THAT THEY MAY BE ASSIGNED; THAT THEY ARE CONTIGUOUS; THAT THE PIPELINES LIE WITHIN THE EASEMENTS, RIGHTS-OF-WAY AND PERMITS; OR THAT THEY GRANT THE RIGHT TO LAY, MAINTAIN, REPAIR, REPLACE, OPERATE, CONSTRUCT OR REMOVE ANY PIPELINES.

8.6	CONSPICUOUSNESS:

PURCHASER ACKNOWLEDGES THAT THE DISCLAIMERS, WAIVERS AND RELEASES CONTAINED IN THIS SECTION 8 AND ELSEWHERE IN THIS AGREEMENT ARE CONSPICUOUS.

SECTION 9 - INDEMNIFICATION

9.1	Indemnification:

(a) Purchaser shall indemnify, defend and hold harmless Seller and each member of Seller Group from and against any and all claims, liabilities, losses, causes of actions, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including court costs and attorneys’ fees) (“Losses”) asserted against, resulting from, imposed upon or incurred by Seller or such other persons entitled to indemnification under this Section 9.1(a) as a result of, or arising out of:

(i) the breach of any of the representations, warranties, covenants or agreements of Purchaser contained in this Agreement;

(ii) the Assumed Obligations;

(iii) the ownership or operation of the Oil & Gas Interests after the Effective Time;

(iv) the provision by Seller or its Affiliates to Purchaser of any advice or services in connection with the transition of ownership or operation of the Oil & Gas Interests to Purchaser;

(v) any obligations for a brokerage or finder’s fee or commission incurred by Purchaser in connection with the transactions contemplated by this Agreement;

(vi) any violation of securities laws by Purchaser in connection with the Oil & Gas Interests, and any claim arising out of Purchaser’s dealings with its partners, investors, lender, assignees or other third parties in connection with the transactions evidenced by this Agreement;

(vii) Purchaser’s ownership or operation of any portion of the Oil & Gas Interests that may be reconveyed or reassigned to Seller due to failure to obtain requisite governmental approval;

(viii) the cost and expenses, including reasonable attorneys fees, of enforcing this Section 9.1(a).

THE INDEMNITIES PROVIDED ABOVE SHALL BE EFFECTIVE FOR ANY CLAIM ARISING OUT OF OR RELATING TO THE CONDITION OF THE OIL & GAS INTERESTS AND SHALL BE EFFECTIVE FOR LOSSES RESULTING FROM OR ARISING OUT OF THE INDEMNIFIED PARTY’S ACTUAL OR ALLEGED SOLE OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR FAULT. However, the indemnities provided above do not extend to that portion of any claim that arises out of the willful misconduct of the indemnified party, unless such claim arises out of a matter covered by Articles 8.1 through 8.6.

(b) Subject to Section 9.1(c) of this Agreement, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, and Purchaser’s and such Affiliates’ directors, officers, employees, stockholders and agents, from and against all Losses asserted against, resulting from, imposed upon or incurred by Purchaser or such other persons entitled to indemnification under this Section 9.1(b) as a result of, or arising out of:

(i) the breach of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement;

(ii) the Excluded Assets;

(iii) the Retained Obligations;

(iv) any obligations for a brokerage or finder’s fee or commission incurred by Seller in connection with the transactions contemplated by this Agreement; and

(v) the cost and expenses, including reasonable attorneys fees, of enforcing this Section 9.1(b).

THE INDEMNITIES PROVIDED ABOVE SHALL BE EFFECTIVE FOR LOSSES RESULTING FROM OR ARISING OUT OF THE INDEMNIFIED PARTY’S ACTUAL OR ALLEGED SOLE OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR FAULT. However, the indemnities provided above do not extend to that portion of any claim that arises out of the willful misconduct of the indemnified party.

(c) Notwithstanding anything to the contrary in this Agreement, the liability of Seller and Purchaser under this Agreement and any documents delivered in connection herewith or contemplated hereby shall be limited as follows:

(i)	The representations and warranties of the Parties set forth in this Agreement shall survive the Effective Time for a period of twelve (12) months after Closing and all representations and warranties of the Parties under this Agreement shall terminate twelve (12) months after the Closing; provided, however, that any such representation or warranty for which a written notice of claim specifying in reasonable detail the specific nature of the Losses and the estimated amount of such Losses (“Claim Notice”) delivered in good faith in compliance with the requirements of this 9.1(c) shall survive with respect only to the specific matter described in such Claim Notice until the earlier to occur of (A) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached or (B) the date on which the matter described in such Claim Notice has otherwise reached final resolution.

(ii)	Notwithstanding anything to the contrary herein, in no event shall (x) Seller or Purchaser be liable to the other for punitive, exemplary, consequential, indirect, or special damages (except where such damages constitute part of claim of a third party which is indemnified pursuant to provisions of this Agreement); and (y) Seller indemnify Purchaser, or be otherwise liable to Purchaser, for any Losses arising from a breach of a representation or warranty by Seller until Purchaser has suffered Losses in the aggregate in excess of a deductible in an amount equal to two point five percent (2.5%) of the Purchase Price (of the Oil & Gas Interests actually acquired by Purchaser) (“the Deductible”), after which point Seller will be obligated only to indemnify Purchaser from and against further Losses in excess of such Deductible,

(iii)	No amount shall be recovered from any Party for the breach or untruth of any representations or warranties, of the other Party, to the extent that the Party claiming a Loss as a result thereof had actual Knowledge of such breachor untruth at or prior to the Closing.

(d) All claims for indemnification under this Agreement shall be asserted and resolved pursuant to this Section 9.1(d). Any person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.” In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such Losses if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party’s ability to defend against the Losses is not materially prejudiced. The

Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and/or (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party). In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party Losses, or any cross-complaint against any person. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party and no claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party unless such settlement or compromise entails a full and unconditional release of the Indemnified Party without any admission or finding of fault or liability.

9.2	Seller’s Maximum Liability:

Notwithstanding anything herein contained to the contrary, the maximum cumulative liability of the Seller to the Purchaser under Sec. 9.1(b)(i), shall not in any circumstances, in the aggregate, exceed an amount equal to twenty-five percent (25%) of the Purchase Price (of the Oil & Gas Interests actually acquired by the Purchaser). The indemnities provided by the Seller pursuant hereto shall not be assignable to any other Person whomsoever without the prior written consent of the Seller, which consent may be withheld by the Seller in its absolute and unfettered discretion. Purchaser further hereby expressly waives the right of rescission or the right to a reduction in the purchase price in respect of the breach(es) of any obligations, representations, warranties or covenants hereunder.

SECTION 10 - ADMINISTRATIVE PROVISIONS

10.1	Expenses of Sale:

Except as otherwise specifically provided herein, each Party to this Agreement shall pay its own expenses (including without limitation, the fees and expenses of their respective agents, representatives, counsel and accountants) with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transactions under this Agreement.

10.2	Third Party Rights:

Except as to those indemnity obligations owed to the indemnified entities or persons listed in Section 9.1(a) or 9.1(b), and the indemnity, release and waiver provisions in this Agreement in favor of the Seller Group, notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any person who is not a Party to this Agreement (including without limitation, any broker or finder, creditor or other person), and this Agreement shall be effective only as between the Parties hereto, their successors and permitted assigns.

10.3	Further Actions:

Purchaser and Seller further agree that each will, from time to time and upon reasonable request, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, and take such other action as may be necessary, or advisable, to carry out their obligations under this Agreement.

10.4	Assignment:

10.4.1	Assignment of Agreement:

Except as otherwise provided in this Agreement, neither Party shall assign this Agreement or any of its rights or obligations under this Agreement without obtaining the prior written consent of the other Party, and any purported assignment by any Party without the prior written consent of the other Party shall be void.

10.4.2	Further Assignment of Oil & Gas Interests:

In the event that Purchaser sells or assigns all or a portion of the Oil & Gas Interests, (i) the Agreement shall remain in effect between Purchaser and Seller regardless of such assignment; (ii) Purchaser shall promptly notify Seller of the identity and contact information of the Purchaser’s assignee; and (iii) Purchaser shall (x) require its successors and assigns to expressly assume the Assumed Obligations and all of its other duties, responsibilities and obligations under this Agreement, to the extent related or applicable to the Oil & Gas Interests or the portion thereof acquired by them, but such assumption shall not release Purchaser from any such Assumed Obligation or other duty, responsibility or obligation, and (y) require that its assignee make Seller a third party beneficiary entitled to enforce any and all of the Assumed Obligations against such assignee.

10.5	Notices:

Any notice provided or permitted to be given under this Agreement shall be in writing, and may be sent by personal delivery, facsimile machine or by depositing same in the United States Mail, addressed to the Party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notices deposited in the mail in the manner hereinabove described shall be deemed to have been given and received upon the date of delivery as shown on the return receipt (or upon the date of attempted delivery where delivery is refused). Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means), and when delivered and receipted for, if hand-delivered, sent by express courier or delivery service. For purposes of notice, the addresses of the Parties shall be as follows:

EXPRESS MAIL	REGULAR MAIL

Shell Offshore Inc.	Shell Offshore Inc.
ATTN: Land & Contracts-	ATTN: Land & Contracts-
Projects Manager	Projects Manager
701 Poydras Street	P. O. Box 61933
New Orleans, LA 70139	New Orleans, LA 70161

Telephone - (504) 728-6705 Facsimile - (504) 728-8076

Purchaser

W & T Energy VI, LLC W&T Offshore, Inc. ATTN: Frank Steele Nine Greenway Plaza Houston, TX 77046 Telephone - (713) 513-8657 Facsimile - (713) 624-7378 Email: fsteele@wtoffshore.com or at such other address and number as either Party shall have previously designated by written notice given to the other Party in the manner hereinabove set forth.

10.6	Public Announcements:

The Parties agree that prior to making any public announcement or statement with respect to the transaction contemplated by this Agreement, a Party shall obtain the written approval of the other Party to the text of such announcement or statement, which approval may be withheld for any reason. Nothing contained in this Section shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental authority or agency, to the extent, in the reasonable opinion of the disclosing party, required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction, or necessary to comply with disclosure requirements of applicable securities laws or any applicable stock exchanges; provided that a Party required to make such a disclosure shall use reasonable efforts to consult with the other Party prior to making such disclosure.

10.7	Time Limits:

Time is of the essence in this Agreement and all time limits shall be strictly construed and enforced. Subject to the foregoing, however, the failure or delay of any Party in the enforcement of the rights granted under this Agreement shall not constitute a waiver of said rights nor shall it be considered as a basis for estoppel. Except as otherwise limited by the time limits contained in this Agreement, such Party may exercise its rights under this Agreement despite any delay or failure to enforce the rights when the right or obligation arose.

10.8	Compliance with Laws & Regulations:

This Agreement, and all operations conducted by the Parties pursuant to this Agreement, are expressly subject to and shall comply with all laws, orders, rules and regulations of any federal, state or local governmental authority having jurisdiction. No Party shall suffer a forfeiture or be liable in damages for failure to comply with any of the provisions of this Agreement if such compliance is prevented by or if such failure results from compliance with any applicable law, order, rule or regulation.

10.9	Applicable Law:

The provisions of this Agreement and the relationship of the Parties shall be governed and interpreted according to the laws of the State of Louisiana without giving effect to principles of conflicts of laws.

10.9.1	DTPA Waiver:

PURCHASER HEREBY REPRESENTS AND ACKNOWLEDGES THAT IT IS A “BUSINESS CONSUMER” FOR THE PURPOSES OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT (SUBCHAPTER E OF CHAPTER 17 OF THE TEXAS BUSINESS AND COMMERCE CODE (THE “TEXAS DTPA”)), AND THAT IT HAS ASSETS OF $25,000,000 OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES OR IS OWNED BY AN ENTITY THAT HAS ASSETS OF MORE THAN $25,000,000, AND THAT THEREFORE IT IS NOT A “CONSUMER” FOR PURPOSES OF THE TEXAS DTPA, THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO THE PARTIES TO AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. PURCHASER HEREBY WAIVES THE PROVISIONS OF THE TEXAS DTPA, TO THE EXTENT ANY SUCH PROVISION MAY BE APPLICABLE, AND OF ANY OTHER APPLICABLE DECEPTIVE TRADE PRACTICES OR CONSUMER PROTECTION LEGISLATION OF ANY JURISDICTION, EXCEPT THAT PURCHASER DOES NOT WAIVE ANY PROVISION FOR WHICH, BY EXPRESS PROVISION OF LAW, A WAIVER BY PURCHASER CANNOT BE EFFECTIVE.

10.10	Arbitration:

Except as provided in Section 6.1.1, any controversy or claim, whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this

Agreement including this clause) arising out of or related to this Agreement (including any amendments or extensions), or the breach or termination thereof (a “Dispute”) shall be settled by consultation between the Parties initiated by written notice of the Dispute to the other Party. In the event such consultation does not settle the Dispute within (30) days after receipt of the written notice of such Dispute, the Dispute shall be settled by binding arbitration in accordance with the then current CPR Institute for Dispute Resolution (“CPR”) Rules for Non-Administered Arbitration of Business Disputes, (the “Rules”), and this provision. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C 1-16, to the exclusion of any provision of state law inconsistent therewith or which would produce a different result, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

The arbitration shall be held in Houston, Texas and all proceedings shall be in the English language.

There shall be one neutral arbitrator mutually agreeable to the Parties. In the event the Parties cannot agree on an arbitrator, the arbitrator shall be selected in accordance with the Rules.

The arbitrator shall determine the claims of the Parties that are the subject of the Dispute and render a final award in accordance with the substantive law of the State of Louisiana, excluding the conflicts provisions of such law. The arbitrator shall set forth the reasons for the award in writing. All statutes of limitations and defenses based upon passage of time applicable to any claim that is part of the Dispute (including any counterclaim or setoff) shall be interrupted by the filing of the arbitration and suspended while the arbitration is pending.

The obligation to arbitrate any Dispute shall extend to the successors, assigns and third Party beneficiaries of the parties. The Parties shall use their best efforts to cause the obligation to arbitrate any Dispute to extend to any officer, director, employee, shareholder, agent, trustee, affiliate, or subsidiary. The terms hereof shall not limit any obligations of a Party to defend, indemnify, or hold harmless another Party against court proceedings or other Losses incurred thereby pursuant to the terms of this Agreement.

The arbitrator shall order the Parties to promptly exchange copies of all exhibits and witness lists, and, if requested by a Party, to produce other relevant documents, to answer interrogatories, to respond to requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing all witnesses that such Party has listed and all other persons within such Party’s control. Any additional discovery shall only occur by agreement of the Parties or as ordered by the arbitrator upon finding good cause. The arbitration proceeding will be conducted on a confidential basis.

Each Party shall bear its own costs, expenses and attorney’s fees; provided that if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses, and attorney’s fees in connection with such court proceeding. The cost of the arbitrator shall be shared equally by the Parties.

In order to prevent irreparable harm, the arbitrator shall have the power to grant temporary or permanent injunctive or other equitable relief. Prior to the appointment of an arbitrator a Party may, notwithstanding any other provision of this Agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court ordered relief shall not continue more than 10 days after the appointment of the arbitrator and in no event for longer than 60 days.

10.11	Severance of Invalid Provisions:

In case of a conflict between the provisions of this Agreement and the provisions of any applicable laws or regulations, the provisions of the laws or regulations shall govern over the provisions of this Agreement. If, for any reason and for so long as, any clause or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under any present or future law (or interpretation thereof), the remainder of this Agreement shall not be affected by such illegality or invalidity. Any such invalid provision shall be deemed severed from this Agreement as if this Agreement had been executed with the invalid provision eliminated.

10.12	Construction & Interpretation:

The interpretation and construction of the terms of this Agreement will be governed by the following conventions:

10.12.1	Headings for Convenience:

Except for the definition headings, all the table of contents, captions, numbering sequences, paragraph headings and punctuation used in this Agreement are inserted for convenience only and shall in no way define, limit or describe the scope or intent of this Agreement or any part thereof, nor have any legal effect other than to aid a reasonable interpretation of this Agreement.

10.12.2	Gender & Number:

The use of pronouns in whatever gender or number shall be deemed to be a proper reference to the Parties to this Agreement though the Parties may be individuals, business entities or groups thereof. Any necessary grammatical changes required to make the provisions of this Agreement refer to the correct gender or number shall in all instances be assumed as though each case was fully expressed.

10.12.3	Independent Representation:

Each Party has had the benefit of independent legal representation with respect to the subject matter of this Agreement. This Agreement, though drawn by one Party, shall be construed fairly and reasonably and not more strictly against one Party than another.

10.12.4	Section References:

Unless otherwise stated, references in this Agreement to sections or subsections are references to the sections or subsections of this Agreement.

10.13	Integrated Agreement:

This Agreement, and the Exhibits and Schedules attached and incorporated herein, and the instruments delivered at or in connection with the Closing hereunder contains the final and entire agreement of the Parties with respect to the subject matter of this contract. There are no representations, warranties or promises, oral or written, between the Parties other than those included in this Agreement or in any such Closing document. Upon execution of this Agreement by all Parties, this Agreement shall supersede and replace all previous negotiations, understandings or promises, whether written or oral, relative to the subject of this Agreement. Each of the Parties acknowledges that no other Party has made any promise, representation or warranty that is not expressly stated in this Agreement or in any Closing document. This Agreement shall not be modified or changed (nor any provision of this Agreement waived) except by a written amendment signed by all the Parties. This Agreement is entire as to all the performances to be rendered under it, and breach of any provision shall constitute a breach of the entire Agreement. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights under this Agreement at any time to enforce strict compliance thereafter with any other term or condition of this Agreement.

10.14	Binding Effect:

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

10.15	Multiple Counterparts:

This Agreement may be executed by signing the original or a counterpart hereof. If this Agreement is executed in multiple counterparts, each counterpart shall be deemed an original, and all of which when taken together shall constitute but one and the same agreement with the same effect as if all Parties had signed the same instrument.

10.16	Fair Notice Disclosure Statement:

PURCHASER’S ATTENTION IS DIRECTED TO CERTAIN PROVISIONS OF THIS AGREEMENT THAT REQUIRE PURCHASER TO DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS IRRESPECTIVE OF THE STRICT LIABILITY OF SELLER OR THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE OF SELLER.

10.17	Guaranty of Obligations

W&T acknowledges that Seller, strictly as an accommodation to W&T, has agreed to assign the Oil & Gas Interests to WTE, and it is the Parties’ intention that, at its option, Seller may fully consider and treat W&T as the assignee for all purposes of all of the Oil & Gas Interests assigned to WTE, and that Seller suffer no prejudice or loss whatsoever as a result of this accommodation. Accordingly, W&T hereby unconditionally, absolutely, continuingly and irrevocably guarantees and agrees to be bound jointly and severally and in solido with WTE, as primary obligor and not merely as a surety, to Seller for the timely, punctual, true and faithful performance and observance by WTE of all of its obligations and liabilities under this Agreement, and any documents executed in connection with this Agreement, including but not limited to those obligations and liabilities described in Sections 7.1 through 7.3 and Section 9 (collectively, the

“Guaranteed Obligations”). Seller shall not be required to prosecute collection or seek to enforce or resort to any remedies against WTE or any other person liable to Seller on account of the Guaranteed Obligations or any guaranty thereof. W&T’s liabilities to Seller hereunder (collectively, “W&T’s Liabilities”) shall in no way be impaired, affected, reduced or released by reason of (i) any act or omission whatsoever by Seller, or the failure or delay by Seller to do or take any of the actions or things described herein, or (ii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or a part of the Oil & Gas Interests by WTE, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings or any other inability to pay or perform affecting WTE or any of its assets, or any allegation concerning, or contest of the legality or validity of, the indemnification obligations under this Guaranty. W&T covenants that if it dissolves or otherwise disposes of all or substantially all its assets or consolidates with or merges into another corporation or entity or permits one or more other corporations or entities to consolidate with or merge into W&T, then it will cause the surviving or successor corporation or entity to assume in writing the obligations of W&T herein. If a consolidation, merger or sale or other transfer is made as permitted by this Section 10.17, the provisions of this Section 10.17 shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this Section.

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written.

WITNESSES:	SHELL OFFSHORE INC.

/s/ Collette R. Gordon	By:	/s/ S. M. King
Collette R. Gordon	Printed Name: S. M. King
	Title:	Attorney-in-Fact

/s/ Deborah K. Kinzel
Deborah K. Kinzel

WITNESSES:	W&T OFFSHORE, INC.

/s/ Collette R. Gordon
Collette R. Gordon	By:	/s/ Jamie L. Vazquez
Printed Name: Jamie L. Vazquez
/s/ Deborah K. Kinzel	Title:	President
Deborah K. Kinzel

WITNESSES:	W & T ENERGY VI, LLC

/s/ Collette R. Gordon	By:	/s/ Jamie L. Vazquez
Collette R. Gordon	Printed Name: Jamie L. Vazquez
	Title:	Representative
/s/ Deborah K. Kinzel
Deborah K. Kinzel

EXHIBIT 1

Attached to and made a part of that certain Asset Purchase Agreement,

effective September 1, 2010, by and between

Shell Offshore Inc., as Seller, and

W&T Offshore, Inc. and W & T Energy VI, LLC, as Purchaser

OIL & GAS INTERESTS

MARLIN/DORADO COMPLEX

Leases:

Federal Serial Number:	OCS-G 8469
Effective Date:	June 1, 1986
Lessor:	United States of America
Original Lessee:	Shell Offshore Inc.
Lands Covered:	All of Block 871, Viosca Knoll, OCS Official Protraction Diagram, NH 16-7, containing approximately 5760 acres
Current Co-Lessee:	Shell Offshore Inc.
WI:	25.00000%*
NRI:	21.875%*

Federal Serial Number:	OCS-G 6894
Effective Date:	June 1, 1984
Lessor:	United States of America
Original Lessee:	Amoco Production Company
Lands Covered:	All of Block 915, Viosca Knoll, OCS Official Protraction Diagram, NH 16-7, containing approximately 5760 acres
Current Co-Lessee:	Shell Offshore Inc.
WI:	25.00000%*
NRI:	21.875%*

*	WI and NRI for Marlin wells vary by individual well.

Contracts and Agreements insofar as same are related to or are associated with The Marlin/Dorado Complex Leases OCS-G 8469 and OCS-G 6894:

1.	Prospect Fuji Letter Agreement for Transfer/Exchange of SOI Seismic to Amoco dated February 26, 1992 by and between Shell Offshore Inc. and Amoco Production Company.

2.	Exploration Agreement dated February 4, 1993 by and between Shell Offshore Inc. and Amoco Production Company, covering Marlin/Fuji Area.

3.	Agreement for a System Selection Project Team, Marlin/Fuji Area/ Viosca Knoll Blocks 871, 915, 916 and 959 effective November 4, 1994 by and between Amoco Production Company and Shell Offshore Inc.

4.	Unit Agreement for Outer Continental Shelf Exploration, Development and Production Operations on the Viosca Knoll Block 915 Unit, Blocks 871 (S/2) and 915 (N/2) Contract No. 754396011, effective May 31, 1996.

5.	Unit Operating Agreement Viosca Knoll Block 915 Unit effective May 29, 1996 by and between Amoco Production Company and Shell Offshore Inc.

6.	Participation Agreement, Marlin Development System, Viosca Knoll Block 915 Unit dated November 21, 1996 by and between Amoco Production Company and Shell Offshore Inc.

7.	Riser Reimbursement and Tie-In Agreement, dated October 29, 1999, by and between Amoco Production Company, Shell Deepwater Development Inc., and Main Pass Oil Gathering Company. (Consent required and requested)

8.	Marlin Unit, Compromise of AFE for Sub-sea Well #2 dated February 11, 2002 by and between BP Exploration & Production, Inc. and Shell Offshore Inc.

9.	Arbitration Award regarding OPEX sharing dated March 12, 2002 by and between Amoco Production Company and Shell Offshore Inc.

10.	Agreement between BP and SOI S/2 VK915 & N/2 VK 871 effective November 25, 2002 by and between BP Exploration & Production, Inc. and Shell Offshore Inc.

11.	Viosca Knoll Block 915 Unit, Amendment to Unit Operating Agreement, Metering & Allocation Procedures effective December 1, 2004.

12.	Second Amendment to Unit Operating Agreement, Viosca Knoll Block 915 Unit (Marlin), (regarding Long Lead Items) effective November 20, 2008.

13.	Reprocessed Data Right-of-Use Agreement effective October 5, 2006 by and between BP Exploration & Production Inc. and Shell Offshore Inc. (Consent required and requested)

14.	Equipment Rental Contract effective December 10, 2009 by and between Shell Offshore Inc and BP Exploration & Production Inc. (Lessor) and Shell Offshore Inc and BP Exploration & Production Inc. (Lessee).

15.	Crude Oil Sales Agreement effective August 1, 2010 through January 31, 2011, by and between Chevron Products Company and Shell Offshore Inc. (Contract Reference No. CSS-22504-CHEVRON-1).

16.	Crude Oil Sales Agreement effective August 1, 2010 through January 31, 2011, by and between Shell Trading U.S. Company and Shell Offshore Inc. (Contract Reference No. CSS-22505-STUSCO-1).

17.	Reserve Commitment Agreement dated February 28, 1997 between Destin Pipeline Company, L.L.C. and Shell Deepwater Development Inc. and Shell Deepwater Production Inc.

18.	Amendment to Reserve Commitment Agreement dated March 16, 2001 between Destin Pipeline Company, L.L.C. and Shell Offshore Inc. (successor-in-interest to Shell Deepwater Development Inc. and Shell Deepwater Production Inc.).

19.	Amendment to Reserve Commitment Agreement dated October 4, 2002 between Destin Pipeline Company, L.L.C. and Shell Offshore Inc. (successor-in-interest to Shell Deepwater Development Inc. and Shell Deepwater Production Inc.).

20.	Amendment to Reserve Commitment Agreement dated October 17, 2003 between Destin Pipeline Company, L.L.C. and Shell Offshore Inc. (successor-in-interest to Shell Deepwater Development Inc. and Shell Deepwater Production Inc.).

21.	Seventh Amendment to Conveyance of Gas Processing Rights dated as of April 1, 2004 between Enterprise Gas Processing, LLC, Shell Oil Company, Shell Exploration & Production Company, Shell Offshore Inc., Shell Consolidated Energy Resources, Inc., Shell Land & Energy Company, Shell Frontier Oil & Gas, Inc. and Shell Gulf of Mexico Inc. (Attornment/Consent required and requested).

22.	Main Pass Oil Gathering Buy/Sell effective September 1, 2009, by and between BP Oil Supply Company and Shell Offshore Inc. (Contract Reference No. CSS-21099-BP-1)

TAHOE COMPLEX

Lease:

Federal Serial Number:	OCS-G 6886
Effective Date:	June 1, 1984
Lessor:	United States of America
Original Lessee:	Shell Offshore Inc.
Lands Covered:	All of Block 783, Viosca Knoll, OCS Official Protraction Diagram, NH 16-7, containing approximately 5760 acres
Current Co-Lessee:	Shell Offshore Inc.
RTI/WI:	70.00000%
NRI:	61.25000%

Contracts and Agreements insofar as same are related to or are associated with the Tahoe Complex Lease OCS-G 6886:

1.	Unit Operating Agreement, Viosca Knoll Block 783 Field effective September 1, 1992 by and between Shell Offshore Inc. and Murphy Exploration & Production Company.

2.	First Amendment to the Production Handling Agreement for Viosca Knoll Block 783 Phase 1 Program at Main Pass 252 “A” Platform dated November 18, 1994 by and between Shell Offshore Inc. and Murphy Exploration & Production Company.

4.	Production Handling Agreement for Viosca Knoll Block 783 Phase 2 Program at Main Pass 252 “B” Platform effective October 5, 1995 by and between Shell Oil Inc. and Murphy Exploration & Production Company.

5.	Letter Agreement by and between Shell Offshore Inc. and Murphy Exploration & Production Company dated November 1, 2001, amending the Phase 1 Production Handling Agreement.

6.	Binding Arbitration Agreement dated February 29, 2000, by and between Shell Offshore Inc., Shell Deepwater Production Inc. and/or their affiliates and Murphy Exploration & Production Company.

7.	Seventh Amendment to Conveyance of Gas Processing Rights dated as of April 1, 2004 between Enterprise Gas Processing, LLC, Shell Oil Company, Shell Exploration & Production Company, Shell Offshore Inc., Shell Consolidated Energy Resources, Inc., Shell Land & Energy Company, Shell Frontier Oil & Gas, Inc. and Shell Gulf of Mexico Inc. (Attornment/Consent required and requested)

8.	Gathering Agreement, dated August 15, 1994 by and between Viosca Knoll Gathering Company and Shell Offshore Inc. (Consent required and requested)

9.	Crude Oil Sales Agreement effective November 1, 2010 through April 30, 2011, by and between ConocoPhillips Company and Shell Offshore Inc. (Contract Reference No. CSS-23203-CONOCO-1).

Lease:

Federal Serial Number:	OCS-G 13060
Effective Date:	July 1, 1991
Lessor:	United States of America
Original Lessee:	Shell Offshore Inc.
Lands Covered:	All of Block 784, Viosca Knoll, OCS Official Protraction Diagram, NH 16-7, containing approximately 5760 acres
RTI/WI:	100.00000%
NRI:	87.50000%

Contracts and Agreements insofar as same related to or are associated with the Tahoe Complex Lease OCS-G 13060:

1.	Approval Letter for Right of Use and Easement received March 25, 1996 and approved May 17, 1996 by Minerals Management Service (DOI), regarding the OCS-G 13060 Well No. 1 drilled from Viosca Knoll Block 828 to Viosca Knoll Block 784.

2.	Seventh Amendment to Conveyance of Gas Processing Rights dated as of April 1, 2004 between Enterprise Gas Processing, LLC, Shell Oil Company, Shell Exploration & Production Company, Shell Offshore Inc., Shell Consolidated Energy Resources, Inc., Shell Land & Energy Company, Shell Frontier Oil & Gas, Inc. and Shell Gulf of Mexico Inc. (Attornment/Consent required and requested)

3.	Gathering Agreement, dated August 15, 1994 by and between Viosca Knoll Gathering Company and Shell Offshore Inc. (Consent required and requested)

4.	Crude Oil Sales Agreement effective November 1, 2010 through April 30, 2011, by and between ConocoPhillips Company and Shell Offshore Inc. (Contract Reference No. CSS-23203-CONOCO-1).

Droshky Lease Overriding Royalty:

OCS-G 11043 Oil and Gas Lease between the United States of America, as Lessor, and Shell Offshore, Inc. as Lessee, dated May 1, 1989, covering all of Block 244, Green Canyon, OCS Official Protraction Diagram, NG 15-3, containing approximately 5,760 acres, INSOFAR AND ONLY INSOFAR as said lease covers depths from 16,000 feet true vertical depth subsea down to 24,000 feet true vertical depth subsea.

Overriding Royalty: 6.25% of 8/8ths

Contracts and Agreements insofar as same are related to or are associated with the 6.25% of 8/8ths overriding royalty interest in the Droshky Lease OCS-G 11043:

(1)	Farmout Agreement dated effective December 1, 2006, by and between Shell Offshore Inc. and Marathon Oil Company (“Marathon”) covering Droshky (but only to the extent assigned in that certain Assignment of Overriding Royalty Interest dated effective September 1, 2010, by Shell Offshore Inc. in favor of W & T Energy VI, LLC).

(2)	Assignment of Operating Rights dated effective December 1, 2006 by and between Shell Offshore Inc. as Assignor and Marathon Oil Company as Assignee, whereby SOI assigned 49.99999% of 100% operating rights interest in and to Droshky, reserving a 6.25% of 100% ORRI of total production from Droshky.

(3)	Green Canyon Block 244 Unit Operating Agreement, Droshky/Buttermilk Prospect dated effective December 1, 2006, by and between Marathon Oil Company and Shell Offshore Inc.

(4)	Gas Gathering Agreement between Manta Ray Offshore Gathering Company, LLC and Shell Offshore Inc., Shell Deepwater Development Inc. and Shell Deepwater Production Inc., dated January 17, 1997. (Consent required and requested)

(5)	Gas Gathering Fee Agreement between Manta Ray Offshore Gathering Company, LLC and Shell Offshore Inc., Shell Deepwater Development Inc. and Shell Deepwater Production Inc., dated January 17, 1997. (Consent required and requested)

(6)	Reserve Dedication & Discount Rate Agreement between Nautilus Pipeline Company, LLC and Shell Offshore Inc., Shell Deepwater Development Inc, and Shell Deepwater Production Inc., dated January 17, 1997, as amended February 1, 2005. (Consent required and requested)

(7)	Service Agreement for Rate Schedule FT-2 between Nautilus Pipeline Company, LLC and Shell Offshore Inc., Shell Offshore Deepwater Development, Inc. and Shell Deepwater Production Inc. dated December 10, 1997 as amended February 1, 2005. (Consent required and requested)

(8)	Seventh Amendment to Conveyance of Gas Processing Rights dated as of April 1, 2004 between Enterprise Gas Processing, LLC, Shell Oil Company, Shell Exploration & Production Company, Shell Offshore Inc., Shell Consolidated Energy Resources, Inc., Shell Land & Energy Company, Shell Frontier Oil & Gas, Inc. and Shell Gulf of Mexico Inc. (Attornment/Consent required and requested)

(9)	Crude Oil Sales Agreement effective July 1, 2010 through December 31, 2010, by and between Shell Trading U.S. Company and Shell Offshore Inc. (Contract Reference No. CSS-22405-STUSCO-1).

(10)	Crude Oil Sales Agreement effective June 1, 2010 through November 30, 2010, by and between ConocoPhillips Company and Shell Offshore Inc. (Contract Reference No. CSS-22303-CONOCO-1).

(11)	Crude Oil Sales Agreement effective July 1, 2010 through December 31, 2010, by and between ExxonMobil Oil Corp and Shell Offshore Inc. (Contract Reference No. CSS-22406-EXXONMOBIL-1).

(12)	Crude Oil Sales Agreement effective June 1, 2010 through November 30, 2010, by and between Shell Trading U.S. Company and Shell Offshore Inc. (Contract Reference No. CSS-22305-STUSCO-1).

Bud Pipeline:

Pipeline Right-of-Way OCS-G 13408, Segment No. 9551, approved January 17, 1992 by the United States of America in favor of Shell Offshore Inc. for a pipeline right-of-way two hundred feet (200’) in width for the installation, operation and maintenance of an 8 5/8-inch pipeline, 34.78 miles in length to transport gas and condensate from Shell Offshore Inc.’s Platform A in Block 252, across Blocks 251, 250, 249, 248, 260, 261, 262, 263, 280, 279, 278, 277, 287 and 288, to Shell Offshore Inc.’s Platform C in Block 289, all in the Main Pass Area, South and East Addition (the “Bud Pipeline”).

Contracts and Agreements insofar as same are related to or are associated with the Bud Pipeline:

1.	Lease of Platform Space and Platform Use Agreement dated effective March 1, 1999 by and between Shell Offshore Inc. and Apache Corporation. (Consent required and requested)

2.	Offshore Connection Agreement; 8” Bud Pipeline Tie-In Agreement to Odyssey Pipeline, effective July 22, 2010. (Consent required and requested)

3.	Offshore Tie-In Agreement; Delmar Operating, Inc. 6-inch Tie-in to Shell Offshore Inc.’s 8-inch Bud Pipeline with effective date August 25, 1994.

4.	Offshore Tie-In Agreement; Williams Field Services – Gulf Coast Company, L.P. Tie-In to Shell Offshore Inc.’s Eight-Inch (8”) Bud Pipeline with effective date January 16, 2002.

5.	Offshore Tie-In Agreement; SOCO Offshore, Inc. Tie-In to Shell Offshore Inc.’s 8-inch Bud Pipeline with effective date July 17, 1997.

6.	Offshore Connection Agreement; Stone Energy’s Six-Inch (6”) Pipeline Tie-in to Shell Offshore Inc.’s Eight-Inch (8”) Bud Pipeline with effective date February 2008.

Platforms:

Main Pass 252 (OCS-G 7824) “A” Platform, offshore Louisiana.

Main Pass 252 (OCS-G 7824) “B” Platform, offshore Louisiana.

Contracts and Agreements insofar as same related to or are associated The Main Pass 252 (OCS-G 7824) “A” Platform and Main Pass 252 (OCS-G 7824) “B” Platforms:

1.	Right-of-Use of Offshore Platform Space Agreement, Main Pass 252 Field – Platform “A” and Main Pass 290 Field – Platform “B” effective September 13, 1994 by and between Shell Offshore Inc. and Viosca Knoll Gathering Company.

2.	Lease of Offshore Platform Space for Cellular Telephone Module, Main Pass 252 Field effective October 7, 1994, by and between Shell Offshore Inc., as Lessor, and Petroleum Communications, Inc., as Lessee.

3.	Tie-in Agreement Main Pass 252 “A” Platform dated June 18, 1996, by and between Shell Offshore Inc. and Viosca Knoll Gathering Company.

Pipeline Rights-of-Way:

1.	Pipeline Right-of-Way OCS-G 28387, Segment No. 17267, 200 feet in width, approved September 17, 2007 by the United States of America in favor of Shell Offshore Inc. for a 6-5/8-inch bi-directional service and bulk gas pipeline (West Flow line, Previous Pipeline Segment No. 11192, ROW OCS-G17031) extending from Shell Offshore Inc.’s Sub sea Well A-1 in Block 783, through the A-1 and A-2 pipeline connection skid in Block 783, across Blocks 739, 740 and 696, Viosca Knoll Area; across Block 256, to Platform B in Block 252, Main Pass Area.

2.	Pipeline Right-of-Way OCS-G 28388, Segment No. 17268, 200 feet in width, approved September 17, 2007 by the United States of America in favor of Shell Oil Inc. for a 6-5/8-inch bi-directional service and bulk gas pipeline (East Flow line, Previous Pipeline Segment No. 11193, ROW OCS-G17032) extending from Shell Offshore Inc.’s Sub sea Well A-2 in Block 783, Lease OCS-G 6886, through the A-1 and A-2 pipeline connection skid in Block 783, across Blocks 739, 740 and 696, Viosca Knoll Area; across Block 256, to Platform B in Block 252, Main Pass Area.

3.	Pipeline Right-of-Way OCS-G 28389, Segment Nos. 17269, 17276 and 17277, 200 feet in width, approved September 17, 2007 by the United States of America in favor of Shell Offshore Inc. for a 4-1/2-inch bi-directional service and bulk oil pipeline (West Flow line, Previous Pipeline Segment No. 11194, ROW OCS-G17033) extending from Shell Offshore Inc.’s sub sea Well A-3 in Block 783, through the A-3 pipeline connection skid in Block 783, across Blocks 739, 740 and 696, Viosca Knoll Area; across Block 256, to Platform B in Block 252, Main Pass Area, and two associated electrical/hydraulic and chemical umbilical lines, Segment Nos. 17276 and 17277 (Previous Segments No. 11198 and 11199, respectively) from Platform B in Main Pass Area Block 252 to Well No. A3 in Viosca Knoll Area 783.

4.	Pipeline Right-of-Way OCS-G 28390, Segment No. 17270, 200 feet in width, approved September 17, 2007 by the United States of America in favor of Shell Offshore Inc. for a 4-1/2-inch bi-directional service and bulk oil pipeline (Eat Flow line, Previous Pipeline Segment No. 11195, ROW OCS-G17034) extending from Shell Offshore Inc.’s sub sea Well A-3 pipeline connection skid in Block 783, across Blocks 739, 740 and 696, Viosca Knoll Area; across Block 256, to Platform B in Block 252, Main Pass Area.

5.	Pipeline Right-of-Way OCS-G 28401, Segment No. 17287, 200 feet in width, approved October 4, 2007 by the United States of America in favor of Shell Offshore Inc. for a 6 5/8-inch pipeline, 10.34 miles in length, to transport bulk gas from a sled in Viosca Knoll Area Block 783, through Viosca Knoll Area Blocks 739, 740 and 696, through Blocks 257 and 256 in Main Pass Area, South and East Addition, to Platform B in Main Pass Area, South and East Addition.

6.	Pipeline Right-of-Way OCS-G 28377, Segment Nos. 17209 and 17210, 200 feet in width, approved October 4, 2007 by the United States of America in favor of Shell Offshore Inc. for a 6 5/8-inch pipeline, 10.34 miles in length, and an associated 3.08-inch umbilical, 11.58 miles in length, to transport bulk gas from a sled in Viosca Knoll Area Block 783, through Viosca Knoll Area Blocks 739, 740 and 696, through Blocks 257 and 256 in Main Pass Area, South and East Addition, to Platform B in Main Pass Area, South and East Addition.

7.	Pipeline Right-of-Way OCS-G 16017, Segment No. 10950, two-hundred feet (200’) in width and 11.68 miles in length, approved June 28, 1996 by the United States of America in favor of Shell Offshore Inc. for the installation, operation and maintenance of a 6 5/8-inch bi-directional service and bulk gas pipeline (East Flowline) extending from Shell Offshore Inc.’s Subsea Well No. 1 pipeline connection skid in Block 828, across Blocks 784, 740 and 696, Viosca Knoll Area; across Block 256, to Platform B in Block 252, Main Pass Area. An associated umbilical line will also be installed, maintained, and operated as an appurtenance to the right-of-way.

8.	Pipeline Right-of-Way OCS-G 16018, Segment No. 10951, two-hundred feet (200’) in width and 10.19 miles in length, approved June 28, 1996 by the United States of America in favor of Shell Offshore Inc. for the installation, operation, and maintenance of a 6 5/8-inch pipeline (West Flowline) to transport bulk gas from Shell Offshore Inc.’s Subsea Well No. 1 in Block 828, through the pipeline connection skid in Block 828, across Blocks 784, 740 and 696, Viosca Knoll Area; across Block 256 to Platform B in Block 252, Main Pass Area.

9.	Pipeline Right-of-Way OCS-G 14027, Segment No. 9911, two-hundred feet (200’) in width, approved June 4, 1993 by the United States of America in favor of Shell Offshore Inc. for the installation, operation, and maintenance of a 4 1/2-inch pipeline, 12.21 miles in length, for annulus service from Shell Offshore Inc.’s Well No. 4 in Block 783, across Blocks 739, 740 and 696 in the Viosca Knoll Area, across Blocks 257 and 256, to Shell Offshore Inc.’s Platform A in Block 252, in the Main Pass Area.

10.	Pipeline Right-of-Way OCS-G 14026, Segment No. 9910, two hundred feet (200’) in width, approved June 4, 1993 by the United States of America in favor of Shell Offshore Inc., for the installation, operation, and maintenance of a 4 1/2” pipeline and control umbilical, 12.21 miles in length, for transport of bulk gas from Shell Offshore Inc.’s Well No. 4 in Block 783, across Blocks 739, 740 and 696 in the Viosca Knoll Area, and across Blocks 257 and 256, to Shell Offshore Inc.’s Platform A in Block 252, in the Main Pass Area.